EXHIBIT 10.1B

Originally dated 10 September 2012
as amended on 18 March 2013, as amended and restated on 9 September 2013, as amended on 19 May 2014 and as further amended and restated on 9 September 2014
EUR 100,000,000
UNSECURED UNCOMMITTED
REVOLVING FACILITIES AGREEMENT
for
STARBEV NETHERLANDS B.V., MOLSON COORS NETHERLANDS B.V., MOLSON COORS LUX 2 and MOLSON COORS EUROPEAN FINANCE COMPANY
as Borrowers

arranged by

UNICREDIT BANK CZECH REPUBLIC AND SLOVAKIA, A.S. (FORMERLY UNICREDIT BANK CZECH REPUBLIC, A.S.)
and
CITIBANK EUROPE PLC, ORGANIZAČNÍ SLOŽKA
as Mandated Lead Arrangers
with
UNICREDIT BANK AG, LONDON BRANCH
acting as Agent

Na Příkopě 14
110 00 Prague 1

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THIS AGREEMENT is originally dated 10 September 2012 (and references to “the date hereof” and “the date of this Agreement” shall be construed accordingly), as amended on 18 March 2013, amended and restated on 9 September 2013, amended on 19 May 2014 and as amended and restated on 9 September 2014, made between:

(1)
STARBEV NETHERLANDS B.V., a private limited liability company (besloten vennootschap met beperkte aansprakeliikheid) incorporated under Dutch law, having its official seat (statuaire zetel) in Amsterdam, the Netherlands and its office address at Naritaweg 165, 1043BW Amsterdam, the Netherlands, registered in the commercial register of the Chamber of Commerce in the Netherlands under number 55268390 as a borrower;

(2)
MOLSON COORS NETHERLANDS B.V., a private limited liability company (besloten vennootschap met beperkte aansprakeliikheid) incorporated under Dutch law, having its official seat (statuaire zetel) in Amsterdam, the Netherlands and its office address at Naritaweg 165, 1043BW Amsterdam, the Netherlands, registered in the commercial register of the Chamber of Commerce in the Netherlands under number 34362656 as a borrower;

(3)
MOLSON COORS LUX 2, a Luxembourg private limited liability company (société à responsabilité limitée), having its registered office at 21-25 Allee Scheffer, L-2520, Luxembourg, Grand-Duchy of Luxembourg, registered with the Luxembourg Trade and Companies Register of Commerce and Companies under number B-168684 and having a share capital of EUR 548,620.713 as a borrower;

(4)
MOLSON COORS EUROPEAN FINANCE COMPANY, a Luxembourg private limited liability company (société à responsabilité limitée), having its registered office at 21-25 Allee Scheffer, L-2520, Luxembourg, Grand-Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies under number B-168466 and having a share capital of EUR 12,400.- as a borrower,

(and Molson Coors European Finance Company together with Starbev Netherlands B.V., Molson Coors Netherlands B.V. and Molson Coors Lux 2 are the “Borrowers” and each a “Borrower”);

(5)
MOLSON COORS BREWING COMPANY, a Delaware corporation with its executive offices at 1225 17th Street, Suite 3200, Denver, Colorado, USA 80202 and 1555 Notre Dame Street East, Montréal, Québec, Canada H2L 2R5 as guarantor (the “Guarantor”);

(6)
UNICREDIT BANK CZECH REPUBLIC AND SLOVAKIA, A.S. (FORMERLY UNICREDIT BANK CZECH REPUBLIC, A.S.) and CITIBANK EUROPE PLC, operating in the Czech Republic through CITIBANK EUROPE PLC, ORGANIZAČNÍ SLOŽKA as mandated lead arrangers (whether acting individually or together the “Arranger”);

(7)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (The Original Lenders) as lenders (the “Original Lenders”); and

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(8)	UNICREDIT BANK AG, LONDON BRANCH as agent of the other Finance Parties (the “Agent”).
IT IS AGREED as follows:
SECTION 1
INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions
In this Agreement:
“Accounting Principles” means:

(a)
in respect of Molson Coors Netherlands B.V., Starbev Netherlands B.V. and any other members of the Group located in The Netherlands, generally accepted accounting principles in The Netherlands, including IFRS;

(b)
in respect of Molson Coors European Finance Company and Molson Coors Lux 2 and any other members of the Group located in Luxembourg, generally accepted accounting principles in Luxembourg, including Luxembourg GAAP;

(c)	in respect of the Guarantor, or any other Group company, excluding the Borrowers and any other members of the Group located in The Netherlands and Luxembourg, U.S. GAAP.
“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.
“Agent’s Spot Rate of Exchange” means the Agent’s spot rate of exchange for the purchase of the relevant currency with Euro in the London foreign exchange market at or about 11:00 a.m. on a particular day.
“Ancillary Commencement Date” means, in relation to an Ancillary Facility, the date on which that Ancillary Facility is first made available, which date shall be a Business Day within the Availability Period for Facility A.
“Ancillary Commitment” means, in relation to an Ancillary Lender and an Ancillary Facility, the maximum Base Currency Amount which that Ancillary Lender has agreed (whether or not subject to satisfaction of conditions precedent) to make available from time to time under an Ancillary Facility and which has been authorised as such under Clause 6 (Ancillary Facilities), to the extent that amount is not cancelled or reduced under this Agreement or the Ancillary Documents relating to that Ancillary Facility.
“Ancillary Document” means each document relating to or evidencing the terms of an Ancillary Facility.
“Ancillary Facility” means any ancillary facility made available by an Ancillary Lender in accordance with Clause 6 (Ancillary Facilities).

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“Ancillary Facility Notice” means a notice substantially in the form set out in Schedule 8 (Form of Ancillary Facility Notice).
“Ancillary Lender” means UniCredit Bank Czech Republic and Slovakia, a.s. (formerly UniCredit Bank Czech Republic, a.s.) (or its Affiliate) which makes available an Ancillary Facility in accordance with Clause 6 (Ancillary Facilities).
“Ancillary Outstandings” means, at any time, in relation to an Ancillary Lender and an Ancillary Facility then in force the aggregate of the equivalents (as calculated by that Ancillary Lender) in the Base Currency of the following amounts outstanding under that Ancillary Facility:

(a)
the principal amount under each overdraft facility and on‑demand short term loan facility (net of any credit balances on any account of any Borrower of an Ancillary Facility with the Ancillary Lender making available that Ancillary Facility to the extent that the credit balances are freely available to be set off by that Ancillary Lender against liabilities owed to it by that Borrower under that Ancillary Facility);

(b)	the face amount of each guarantee, bond and letter of credit under that Ancillary Facility; and

(c)	the amount fairly representing the aggregate exposure (excluding interest and similar charges) of that Ancillary Lender under each other type of accommodation provided under that Ancillary Facility, in each case as determined by such Ancillary Lender, acting reasonably in accordance with its normal banking practice and in accordance with the relevant Ancillary Document.
“Assignment Agreement” means an agreement substantially in the form set out in Schedule 5 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee.
“Auditors” means an accounting firm of international standing or any other firm approved in advance by the Majority Lenders (such approval not to be unreasonably withheld or delayed).
“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.
“Availability Period” means the period from and including the date of this Agreement to and including day falling one Month prior to the Termination Date.
“Available Ancillary Commitment” means in relation to an Ancillary Facility, an Ancillary Lender’s Ancillary Commitment less the Ancillary Outstandings in relation to that Ancillary Facility being at any time no greater than in aggregate EUR 25,000,000 subject to the terms and conditions of this Agreement.

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“Available Commitment” means, in relation to the Facility, a Lender’s Commitment under the Facility minus (subject to Clause 6.7 (Affiliates of Lenders as Ancillary Lenders) and as set out below):

(a)
the amount of its participation in any outstanding Utilisations under the Facility and the amount of the aggregate of any Ancillary Commitment to which it has committed in accordance with this Agreement and the relevant Ancillary Documents;

(b)
in relation to any proposed Utilisation, the amount of its participation in any other Utilisations to which it has committed in accordance with the terms of this Agreement and that are due to be made under the Facility on or before the proposed Utilisation Date and the amount of its Ancillary Commitment in relation to any new Ancillary Facility that is due to be made available on or before the proposed Utilisation Date; and

(c)	the amount by which it has elected to cancel its Available Commitments in accordance with Clause 2.3 (Finance Parties’ Rights and Obligations)
For the purposes of calculating a Lender’s Available Commitment in relation to any proposed Utilisation, the following amounts shall not be deducted from a Lender’s Commitment under the Facility:

(i)	that Lender’s participation in any Facility A Utilisations that are due to be repaid or prepaid on or before the proposed Utilisation Date; and

(ii)	that Lender’s (or its Affiliate’s) Ancillary Commitments to the extent that they are due to be reduced or cancelled on or before the proposed Utilisation Date.
“Available Facility” means, in relation to the Facility, the aggregate for the time being of each Lender’s Available Commitment in respect of the Facility.
“Bank Levy” means any amount payable by any Lender, Agent, Issuing Bank or any of its Affiliates in relation to (a) the UK bank levy as set out in the Finance Act 2011, (b) the French taxe bancaire de risque systémique as set out in Article 235 ter ZE of the French Code Général des impôts, (c) the German bank levy as set out in the German Restructuring Fund Act 2010 (Restrukturierungsfondsgesetz) (as amended), (d) the Dutch bankenbelasting as set out in the bank levy act (Wet bankenbelasting), (e) the Swedish bank levy as set out in the Swedish Act on State Support to Credit Institutions (Sw. lag (2008:814) (lag om statligt stöd till kreditinstitut)) and (f) any other Tax of a similar nature imposed in any jurisdiction in a similar context or for a similar reason and currently in force as at the date of the Second Amendment and Restatement Agreement.
“Base Currency” means EUR.
“Base Currency Amount” means in relation to an Ancillary Commitment only, the amount specified as such in the notice delivered to the Agent by the relevant Borrower pursuant to Clause 6.2 (Availability) (or, if the amount specified is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot

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Rate of Exchange on the date which is three Business Days before the Ancillary Commencement Date for that Ancillary Facility or, if later, the date the Agent receives the notice of the Ancillary Commitment in accordance with the terms of this Agreement), as adjusted to reflect cancellation or reduction of an Ancillary Facility.
“Base Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Base Reference Banks, as the rate at which the relevant Base Reference Bank could borrow funds in the European interbank market, in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period.
“Base Reference Banks” means the Lenders or such other banks as may be appointed by the Agent in consultation with the Borrowers.
“Break Costs” means the amount (if any) by which:

(a)
the interest excluding the Margin and Mandatory Costs which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)
the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Luxembourg, Prague and Amsterdam and (in relation to any date for payment or purchase of euro) any TARGET Day.
“Cancellation Notice” means a notice substantially in the form set out in Part 2 of Schedule 3 (Requests).
“Commitment” means a Facility A Commitment which has become committed by any Lender in accordance with the terms and conditions of this Agreement.
“Compliance Certificate” means a certificate substantially in the form set out in Schedule 6 (Form of Compliance Certificate).

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“Confidential Information” means all information relating to any Obligor, the Operating Companies, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)	any Obligor, any Operating Company or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any Obligor, any Operating Company or any of its advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 38 (Confidentiality); or

(ii)	is identified in writing at the time of delivery as non‑confidential by any Obligor, any Operating Company or any of its advisers; or

(iii)
is known by that Finance Party before the date the information is disclosed to it in accordance with paragraph (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with any Obligor and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA or in any other form agreed between the Obligors and the Agent.
“Consolidated EBITDA” means has the meaning given to that term in Schedule 10 (Consolidated EBITDA).
“Croatian Operating Company” means Zagrebačka Pivovara d.o.o.
“Default” means an Event of Default or any event or circumstance specified in Clause 25 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.
“Designated Gross Amount” has the meaning given to that term in Clause 6.2 (Availability).
“Designated Net Amount” has the meaning given to that term in Clause 6.2 (Availability).

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“Disruption Event” means either or both of:

(a)
a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems‑related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents, and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.
“EURIBOR” means, in relation to any Loan in euro:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the Interest Period of that Loan) the Reference Bank Rate, as of the Specified Time on the Quotation Day for the offering of deposits in euros and for a period comparable to the Interest Period of that Loan and, if any such rate is below zero, EURIBOR will be deemed to be zero.
“Event of Default” means any event or circumstance specified as such in Clause 25 (Events of Default).
“Facility” means Facility A.
“Facility A” means the revolving loan facility made available under this Agreement as described in paragraph (a) of Clause 2.1 (The Facilities).
“Facility A Commitment” means:

(a)
in relation to an Original Lender, the amount in euro set opposite its name under the heading “Facility A Commitment” in Schedule 1 (The Original Lenders) and the amount of any other Facility A Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in euro of any Facility A Commitment transferred to it under this Agreement,

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to the extent not cancelled, reduced or transferred by it under this Agreement.
“Facility A Loan” means a loan made or to be made under Facility A or the principal amount outstanding for the time being of that loan.
“Facility Office” means:

(a)
in respect of a Lender, the office or offices notified by that Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement; or

(b)	in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes.
“FATCA” means:

(a)	sections 1471 to 1474 of the US Internal Revenue Code of 1986 (the “Code”) or any associated regulations;

(b)
any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)
any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)
in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2017; or

(c)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2017,

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or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of the Second Amendment and Restatement Agreement.
“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.
“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.
“Fee Letter” means:

(a)
any letter or letters dated on or about the date of this Agreement between the Arranger and the Obligors (or the Agent and the Obligors) setting out any of the fees referred to in Clause 14 (Fees); and

(b)	any agreement setting out fees payable to a Finance Party referred to in Clause 14.3 (Interest, commission and fees on Ancillary Facilities) of this Agreement or under any other Finance Document.
“Finance Document” means this Agreement, any Ancillary Document, any Compliance Certificate, any Fee Letter, any Utilisation Request, the First Amendment and Restatement Agreement, the Second Amendment and Restatement Agreement and any other document designated as a “Finance Document” by the Agent and the Obligors.
“Finance Party” means the Agent, the Arranger, a Lender or any Ancillary Lender.
“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed and debit balances at banks or other financial institutions;

(b)	any acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent);

(c)	any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease which would, in accordance with Accounting Principles, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non‑recourse basis);

(f)
any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close‑out of that Treasury Transaction, that amount) shall be taken into account);

(g)
any counter‑indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of  an underlying liability of an entity which is not an

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Obligor’s Affiliate or a member of the Group and which liability would fall within one of the other paragraphs of this definition;

(h)
any amount raised by the issue of redeemable shares which are redeemable (other than at the option of the issuer) before the Termination Date or are otherwise classified as borrowings under the Accounting Principles);

(i)
any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (ii) the agreement is in respect of the supply of assets or services and payment is due more than 90 days after the date of supply;

(j)
any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under the Accounting Principles; and

(k)	the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs (a) to (j) above.
“Financial Quarter” means each period of three Months ending on each of 31 March, 30 June, 30 September and 31 December.
“First Amendment and Restatement Agreement” means an amendment and restatement agreement dated 9 September 2013 between, amongst others, the Guarantor and the Agent pursuant to which this Agreement was amended and restated.
“Further Utilisation Request” means a notice substantially in the relevant form set out in Part 1 of Schedule 3 (Requests) issued by the Borrower pursuant to paragraph (b) of Clause 5.1 (Delivery of a Utilisation Request).
“Group” means the Borrowers and their respective Subsidiaries from time to time (in each case including Operating Companies).
“Guarantor” means Molson Coors Brewing Company.
“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.
“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.
“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 12 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 11.3 (Default interest).
“Legal Opinion” means any legal opinion delivered to the Agent under Clause 4.1 (Initial conditions precedent).

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“Lender” means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party as a Lender in accordance with Clause 26 (Changes to the Lenders), which in each case has not ceased to be a Lender in accordance with the terms of this Agreement.
“LMA” means the Loan Market Association.
“Loan” means a Facility A Loan.
“Majority Lenders” means a Lender or Lenders which committed to provide Loans in accordance with Clause 5.1 (Delivery of a Utilisation Request) whose Commitments aggregate more than 66⅔ per cent. of the total Commitments (or, if the total Commitments have been reduced to zero, aggregated more than 66⅔ per cent. of the total Commitments immediately prior to that reduction).
“Mandatory Cost” means the percentage rate per annum from time to time determined by a Lender and notified to the Facility Agent as reflecting the cost, loss or difference in return which would be suffered or incurred by that Lender (as it may from time to time determine) as a result of it complying with:

(a)	any special deposit and cash ratio deposit requirements of any central bank with jurisdiction over that Lender;

(b)	any charge imposed by any financial regulator with jurisdiction over that Lender; and

(c)	any reserve asset requirements imposed by:

(i)	the European Central Bank; or

(ii)	any other central bank with jurisdiction over that Lender.
“Margin” means, in relation to each Loan, 0.69 per cent. per annum.
“Material Adverse Effect” means a material adverse effect on:

(a)	the business, operations, property, condition (financial or otherwise) or prospects of the Group taken as a whole or the Guarantor and its Affiliates taken as a whole; or

(b)	the ability of an Obligor to perform its obligations under the Finance Documents; or

(c)	the validity or enforceability of, or the effectiveness or ranking of the rights or remedies of any Finance Party under any of the Finance Documents.

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“Material Subsidiary” means, at any time:

(a)	any Obligor;

(b)	a member of the Group which, for the most recently ended period of four consecutive fiscal quarters for which financial statements have been provided:

(i)	has earnings before interest, tax, depreciation and amortization (calculated on the same basis as EBITDA) representing five per cent, or more of Consolidated EBITDA of the Guarantor; or

(ii)	has assets representing five per cent, or more of the consolidated assets of the Guarantor, in each case calculated on a consolidated basis and excluding intra-group items.

(c)
For the purpose of making the determinations required by this definition, the Consolidated EBITDA and assets of Subsidiaries which are not organized under the laws of the United States of America or any state thereof shall be converted shall be converted into US Dollars at the rates used in preparing the consolidated balance sheets of the Guarantor.

“Montenegro Operating Company” means Trebesja d.o.o.
“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)
(subject to paragraph (c) below), if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.
The above rules will only apply to the last Month of any period.
“New Lender” has the meaning given to that term in Clause 26 (Changes to the Lenders).
“Obligor” means a Borrower or the Guarantor.
“Operating Company” means each of Croatian Operating Company, Montenegro Operating Company and Apatinska Pivara Apatin d.o.o., Pivovary Staropramen s.r.o. (formerly Pivovary Staropramen a.s.), Kamenitza AD, Borsodi Sorgyar Kft and Bergenbier S.A.

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“Original Financial Statements” means:

(a)	in relation to the Guarantor, the audited consolidated annual financial statements of the Guarantor for the financial year ended 2011;

(b)	in relation to Starbev Netherlands B.V. and Molson Coors Netherlands B.V., the unconsolidated financial statements of such Borrowers as at 28 July 2012; and

(c)	in relation to Molson Coors Lux 2 and Molson Coors European Finance Company, the unaudited consolidated financial statements of such Borrowers for the financial year ended 31 December 2012.
“Parent Co. Facility” means the US$750,000,000 or equivalent multi-tranche financing facility established under a credit agreement dated 18 June 2014 between among others, the Guarantor, the Lenders (as defined therein) and Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Securities LLC as Co-Syndication Agents (as defined therein) as amended and/or restated.
“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.
“Party” means a party to this Agreement.
“Permitted Disposal” means any sale, lease, licence, transfer or other disposal (which, except in the case of paragraph (b), is on arm's length terms):

(a)	of assets (other than of shares, businesses and undertakings) in the ordinary course of trading;

(b)	of any asset by a member of the Group to another member of the Group;

(c)	of assets (other than shares, businesses and undertakings) in exchange for other assets comparable or superior as to type, value and quality;

(d)	of cash equivalent investments for cash or in exchange for other cash equivalent investments;

(e)	of assets pursuant to any factoring transactions permitted by paragraph (a) of the definition of “Permitted Financial Indebtedness”;

(f)
assets (other than shares) which are obsolete for the purpose for which such assets are normally utilised or which are no longer required for the purpose of the relevant person’s business or operations; and

(g)	any disposal to which the Majority Lenders shall have given their prior written consent.
“Permitted Financial Indebtedness” means Financial Indebtedness:

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(a)	arising with respect to factoring transactions (on a recourse basis) not exceeding EUR 40,000,000 at any time;

(b)	in relation to Supply Chain Financing;

(c)	arising under any of the Finance Documents;

(d)	to the extent covered by a letter of credit, guarantee or indemnity or similar instrument issued under an Ancillary Facility;

(e)	arising under loans granted to any Obligor by any of its Affiliates;

(f)	arising under loans granted by any member of the Group to any member of the Group;

(g)	Financial Indebtedness to which the Majority Lenders have given their prior written consent; and

(h)	not permitted by the preceding paragraphs and the outstanding principal amount of which does not exceed EUR 25,000,000 (or its equivalent) in aggregate for the Group.
“Permitted Loan” means:

(a)
any trade credit extended or any advance payment made by any member of the Group to its customers or suppliers on normal commercial terms, in each case in the ordinary course of its trading activities;

(b)	Financial Indebtedness which is referred to in the definition of or otherwise constitutes, Permitted Financial Indebtedness; and

(c)	loans granted by any member of the Group to any of its Affiliates, any Obligor or any Affiliate of any Obligor.
“Permitted Security” means:

(a)	any lien arising by operation of law and in the ordinary course of trading and not as a result of any default or omission by any member of the Group;

(b)
any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of members of the Group;

(c)
any Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Group in the ordinary course of trading and on the supplier's standard or usual terms and not arising as a result of any default or omission by any member of the Group;

(d)	any payment or close out netting or set-off arrangement pursuant to any non-speculative hedging or foreign exchange transaction entered into by a member

PRAGUE 2451640	14

of the Group which constitutes Permitted Financial Indebtedness, excluding any Security or Quasi-Security under a credit support arrangement; and

(e)	any Quasi-Security arising as a result of a disposal which is a Permitted Disposal where such Quasi-Security is created over assets being so disposed of.
“Prepayment and Cancellation Date” means the date set out in the Prepayment and Cancellation Notice as the date on which the Available Commitments will terminate, such date being any date after or including the date of the Prepayment and Cancellation Notice.
“Prepayment and Cancellation Notice” means a notice provided pursuant to and in accordance with the provision of Clause 2.3(e).
“Quarter Date” means the last day of a Financial Quarter.
“Quasi‑Security” has the meaning given to that term in Clause 24.7 (Negative pledge).
“Quotation Day” means, in relation to any period for which an interest rate is to be determined:

(a)	(if the currency is euro) two Business Days before the first day of that period; or

(b)	(for any other currency) two Business Days before the first day of that period, unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).
“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.
“Relevant Interbank Market” means in relation to euro, the European interbank market and, in relation to any other currency, the London interbank market.
“Relevant Jurisdiction” means, in relation to an Obligor:

(a)	its jurisdiction of incorporation; and

(b)	any jurisdiction where it conducts its business.
“Relevant Period” has the meaning given to that term in Clause 23.1 (Financial definitions).
“Repeating Representations” means each of the representations set out in Clause 21.2 (Status) to Clause 21.7 (Governing law and enforcement), Clause 21.10 (No Default),

PRAGUE 2451640	15

paragraph (d) of Clause 21.11 (No misleading information), Clause 21.12 (Original Financial Statements) and Clause 21.16 (Centre of main interests and establishments).
“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.
“Savings Directive” means the Luxembourg laws dated 21 June 2005 (as amended) implementing the EU Council Directive 2003/48/EC of 3 June 2003 on the taxation of savings income in the form of interest payments, as amended, and several related agreements concluded between Luxembourg and certain associated or dependent territories of the European Union.
“Screen Rate” means the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period, displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Borrowers and the Lenders.
“Second Amendment and Restatement Agreement” means an amendment and restatement agreement dated 9 September 2014 between, amongst others, the Guarantor, the Borrowers and the Agent pursuant to which this Agreement was amended and restated
“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.
“Specified Time” means a time determined in accordance with Schedule 7 (Timetables).
“Subsidiary” means in relation to any company or corporation, a company or corporation:

(a)	which is controlled, directly or indirectly, by the first mentioned company or corporation;

(b)	more than half the issued share capital of which is beneficially owned, directly or indirectly by the first mentioned company or corporation; or

(c)	which is a Subsidiary of another Subsidiary of the first mentioned company or corporation, and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.
“Supply Chain Financing” means any unsecured financing, guarantee, letter of credit, indemnity, counter-indemnity or similar arrangement provided directly or indirectly by any member of the Group or its Affiliate to a vendor in the ordinary course of trading, and any advance or deferred purchase arrangement not constituting Financial Indebtedness.

PRAGUE 2451640	16

“TARGET Day” means any day on which TARGET2 is open for the settlement of payments in euro.
“TARGET2” means the Trans‑European Automated Real‑time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.
“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).
“Termination Date” means 9 September 2015.
“Total Commitments” means the aggregate of the Total Facility A Commitments, being EUR 100,000,000 as at the date of the Second Amendment and Restatement Agreement, subject to the terms and conditions of this Agreement.
“Total Facility A Commitments” means the aggregate of the Facility A Commitments, being EUR 100,000,000 as at the date of the Second Amendment and Restatement Agreement, subject to the terms and conditions of this Agreement.
“Transfer Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Obligors.
“Transfer Date” means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.
“Treasury Transactions” means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.
“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.
“Utilisation” means a Loan.
“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.
“Utilisation Request” means a notice substantially in the relevant form set out in Part 1 of Schedule 3 (Requests).
“VAT” means:

PRAGUE 2451640	17

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) (as amended) and/or implementation thereof; and

(b)
any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, in levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

1.2	Construction

(a)	Unless a contrary indication appears, a reference in this Agreement to:

(i)
the “Agent”, the “Arranger”, any “Finance Party”, any “Lender”, any “Obligor”, any “Party” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	a document in “agreed form” is a document which is previously agreed in writing by or on behalf of the Obligors and the Agent or, if not so agreed, is in the form specified by the Agent;

(iii)	“assets” includes present and future properties, revenues and rights of every description;

(iv)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(v)
“guarantee” means (other than in Clause 20 (Guarantee and Indemnity)) any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(vi)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vii)
a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(viii)
a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self‑regulatory or other authority or organisation;

PRAGUE 2451640	18

(ix)	a provision of law is a reference to that provision as amended or re‑enacted; and

(x)	a time of day is a reference to London time.

(xi)	for the avoidance of doubt, this Agreement shall not impose any obligations or liabilities on any Affiliate of the Guarantor which is not a member of the Group;

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)
Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)
A Borrower providing “cash cover” for an Ancillary Facility means a Borrower paying an amount in the currency of the Ancillary Facility to an interest‑bearing account in the name of the Borrower and the following conditions being met:

(i)	the account is with the Agent or with the Ancillary Lender for which that cash cover is to be provided;

(ii)
until no amount is or may be outstanding under that Ancillary Facility, withdrawals from the account may only be made to pay a Finance Party amounts due and payable to it under this Agreement in respect of that Ancillary Facility; and

(iii)
the Borrower has executed a security document over that account, in form and substance satisfactory to the Agent or Ancillary Lender with which that account is held, creating a first ranking security interest over that account.

(e)	A Default is “continuing” if it has not been remedied or waived or an Event of Default is “continuing” if it has not been remedied or waived.

(f)	A Borrower “repaying” or “prepaying” the Ancillary Outstandings means:

(i)	that Borrower providing cash cover in respect of the Ancillary Outstandings;

(ii)	the maximum amount payable under the Ancillary Facility being reduced or cancelled in accordance with its terms; or

(iii)	the Ancillary Lender being satisfied that it has no further liability under that Ancillary Facility, and the amount by which the Ancillary Outstandings are, repaid or prepaid under paragraphs (i) and (ii) above is the amount of the relevant cash cover or reduction.

(g)	An amount borrowed includes any amount utilised under an Ancillary Facility.

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(h)	Without prejudice to the generality of any provision of this Agreement, in this Agreement where it relates to an Obligor incorporated or organised in Luxembourg, a reference to:

(i)
a winding-up, administration or dissolution includes, without limitation, bankruptcy (faillite), insolvency, liquidation, composition with creditors (concordat préventif de faillite), moratorium or reprieve from payment (sursis de paiement), controlled management (gestion controlée), fraudulent conveyance (action paulienne), general settlement with creditors, reorganization or similar laws affecting the rights of creditors generally;

(ii)
a receiver, administrative receiver, administrator, trustee, custodian, sequestrator, conservator or similar officer includes, without limitation, a juge délégué, commissaire, juge-commissaire, mandataire ad hoc, administrateur provisoire, liquidateur or curateur;

(iii)
a lien or security interest includes any hypothèque, nantissement, gage, privilège,, sûreté réelle, droit de rétention, and any type of security in rem (sûreté réelle) or agreement or arrangement having a similar effect and any transfer of title by way of security;

(iv)	a person being unable to pay its debts includes that person being a state of cessation de paiements;

(v)	creditors process means an executory attachment (saisie exécutoire) or conservatory attachment (saisie conservatoire);

(vi)
a guarantee includes any garantie which is independent from the debt to which it relates and excludes any suretyship (cautionnement) within the meaning of Articles 2011 and seq. of the Luxembourg Civil Code;

(vii)	by-laws or constitutional documents includes its up-to-date (restated) articles of association (statuts coordonnés); and

(viii)	a director, manager or officer includes a gérant or an administrateur.

1.3	Currency Symbols and Definitions
“EUR” and “euro” means the single currency unit of the Participating Member States and “US$” or “US Dollars” denote lawful currency of the United States of America.

1.4	Third party rights
A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Agreement.

1.5	Personal liability
No personal liability shall attach to any director, officer or employee of any member of the Group or the Guarantor for any representation or statement made by that member of

PRAGUE 2451640	20

the Group or the Guarantor in any Finance Document or certificate signed by a director, officer or employee save in the case of fraud or willful misconduct in which case liability (if any) will be determined in accordance with applicable law.

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SECTION 2
THE FACILITIES

2.	THE FACILITIES

2.1	The Facilities

(i)	Subject to the terms of this Agreement, the Lenders on an uncommitted basis agreed to make available a EUR revolving credit facility in an aggregate amount equal to the Total Facility A Commitments.

(ii)
An Ancillary Lender may make available an Ancillary Facility to any of the Borrowers or any of their Subsidiaries in place of its Commitment under Facility A up to the amount of EUR 25,000,000 (or its equivalent), subject to the terms of this Agreement and the Ancillary Documents.

2.2	Borrowers’ right and obligations
The rights and obligations of each Borrower under the Finance Documents are joint and several.

2.3	Finance Parties’ rights and obligations

(a)
The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)
The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

(d)	For the avoidance of doubt, no rollover loans are available for any Borrower and:

(i)	Clause 5.1 (Delivery of a Utilisation Request) shall apply in respect of each Utilisation; and

(ii)
any amount of the Loan not refinanced by Commitments confirmed by Lenders pursuant to Clause 5.1 (Delivery of a Utilisation Request) and funded on the relevant Utilisation Date in accordance with the other terms and conditions of this Agreement shall be repaid in full on its due date in accordance with the terms and conditions of this Agreement.

(e)
Each Lender shall have the right to cancel its Available Commitments (in whole or in part) by delivery of a Prepayment and Cancellation Notice to the Borrowers and the Agent whereupon its Available Commitments shall be cancelled (in whole

PRAGUE 2451640	22

or in such part) on and from the date of such notice and any Loans outstanding shall be repayable on the last day of the Interest Period in which the notice has been served.

3.	PURPOSE

3.1	Purpose
Each Borrower shall apply all amounts borrowed by it under Facility A towards its general corporate purposes.

3.2	Monitoring
No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent
The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to any Utilisation if on or before the Utilisation Date for that Utilisation, the conditions set out in Clause 5.1(d) (Delivery of a Utilisation Request) have been satisfied and the Agent has received all of the documents and other evidence listed in Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent (and to each Lender if the Agent requests a confirmation from the Lenders that all or certain documents and other evidence listed in Schedule 2 (Conditions precedent) have been provided in form and substance satisfactory to the Lenders). The Agent shall notify the Obligors and the Lenders promptly upon being so satisfied.
For the avoidance of doubt, nothing in this Agreement (including without limitation Clauses 4.1 and 4.2) shall be read or construed as an obligation of a Lender to provide or participate in any Utilisation whether or not any conditions to such Utilisation under this Agreement is or are satisfied and any such participation shall be in the sole discretion of such Lender.

4.2	Further conditions precedent
Subject to Clause 4.1 (Initial Conditions Precedent), the Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation), if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	no Default is continuing or would result from the proposed Utilisation; and

(b)	the Repeating Representations to be made by each Obligor are true.

4.3	Maximum number of Utilisations
A Borrower may not deliver a Utilisation Request for Facility A if as a result of the proposed Utilisation 6 or more Facility A Loans would be outstanding.

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SECTION 3
UTILISATION

5.	UTILISATION ‑ LOANS

5.1	Delivery of a Utilisation Request

(a)	A Borrower may utilise Facility A by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

(b)
If any Lender does not participate in a Utilisation, the Borrower shall have the right within 5 Business days following the relevant Utilisation Date to request (by a Further Utilisation Request) the Lenders which did participate in the Utilisation to participate in a further Utilisation by sending to the Agent a Further Utilisation Request.

(c)	Each Further Utilisation Request shall be treated as a Utilisation Request for the purposes of this Agreement.

(d)	The Borrowers and the Guarantor acknowledge that the Facilities are uncommitted and that no Lender shall be obliged to participate in any Utilisation.

5.2	Completion of a Utilisation Request for Loans

(a)	Each Utilisation Request for a Loan is irrevocable and will not be regarded as having been duly completed unless:

(i)	it identifies the relevant Borrower;

(ii)	the proposed Utilisation Date is a Business Day within the Availability Period;

(iii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(iv)	the proposed Interest Period complies with Clause 12 (Interest Periods).

(b)	Only one Utilisation may be requested in each Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be euro.

(b)	The amount of the proposed Utilisation must be a minimum of EUR 5,000,000 or an integral multiple of EUR 1,000,000 or, if less, the Available Facility.

5.4	Lenders’ participation

(a)
If the conditions set out in this Agreement have been met each Lender that has received a Utilisation Request or a Further Utilisation Request may (but shall not be obliged to) make its participation in each Loan available by the Utilisation

PRAGUE 2451640	24

Date through its Facility Office. Each Lender shall notify the Agent of its intention to participate in the Loan in accordance with Part 1 of Schedule 7 (Timetables).

(b)
The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan, subject to the procedure set forth in paragraph (b) of Clause 5.1 (Delivery of a Utilisation Request).

5.5	Limitations on Utilisations
The maximum aggregate amount of the Ancillary Commitments of the Ancillary Lenders shall not at any time exceed EUR 25,000,000 (or its equivalent).

5.6	Cancellation of Commitment
The Facility A Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period.

6.	ANCILLARY FACILITIES

6.1	Type of Facility
An Ancillary Facility may be by way of:

(a)	an overdraft facility;

(b)	a guarantee, bonding, documentary or stand-by letter of credit facility;

(c)	a short term loan facility;

(d)	any other facility or accommodation required in connection with the business of the Group and which is agreed by a Borrower with the Ancillary Lender.

6.2	Availability

(a)
If the relevant Borrower and the Ancillary Lender agree and except as otherwise provided in this Agreement, the Ancillary Lender may provide an Ancillary Facility on a bilateral basis in place of part of that Ancillary Lender’s unutilised Facility A Commitment be reduced by the amount of the Ancillary Commitment under that Ancillary Facility).

(b)
An Ancillary Facility shall not be made available unless, not later than 5 Business Days prior to the Ancillary Commencement Date for an Ancillary Facility, the Agent has received from the relevant Borrower:

(i)	a notice in writing of the establishment of an Ancillary Facility substantially in the form set out in Schedule 8 (Form of Ancillary Facility Notice) and specifying:

(A)	the proposed Borrower(s) (or Affiliates of a Borrower) which may use the Ancillary Facility;

PRAGUE 2451640	25

(B)	the proposed Ancillary Commencement Date and expiry date of the Ancillary Facility;

(C)	the proposed type of Ancillary Facility to be provided;

(D)	the proposed Ancillary Lender;

(E)
the proposed Ancillary Commitment, the maximum amount of the Ancillary Facility and, if the Ancillary Facility is an overdraft facility comprising more than one account its maximum gross amount (that amount being the “Designated Gross Amount”) and its maximum net amount (that amount being the “Designated Net Amount”); and

(F)	the proposed currency of the Ancillary Facility (if not denominated in the Base Currency); and

(ii)	any other information which the Agent may reasonably request in connection with the Ancillary Facility.

(c)	The Agent shall promptly notify the Ancillary Lender and the other Lenders of the establishment of an Ancillary Facility.

(d)
No amendment or waiver of a term of any Ancillary Facility shall require the consent of any Finance Party other than the relevant Ancillary Lender unless such amendment or waiver itself relates to or gives rise to a matter which would require an amendment of or under this Agreement (including, for the avoidance of doubt, under this Clause). In such a case, the provisions of this Agreement with regard to amendments and waivers will apply.

(e)	Subject to compliance with paragraph (b) above:

(i)	the Lender concerned will become an Ancillary Lender; and

(ii)	the Ancillary Facility will be available,
with effect from the date agreed by the relevant Borrower, the Agent and the Ancillary Lender.

6.3	Terms of Ancillary Facilities

(a)	Except as provided below, the terms of any Ancillary Facility will be those agreed by the Ancillary Lender and the relevant Borrower.

(b)	However, those terms:

(i)	must be based upon normal commercial terms at that time (except as varied by this Agreement);

(ii)	may allow only Borrowers (or Affiliates of Borrowers nominated pursuant to Clause 6.8 (Affiliates of Borrowers)) to use the Ancillary Facility;

PRAGUE 2451640	26

(iii)	may not allow the Ancillary Outstandings to exceed the Ancillary Commitment;

(iv)	may not allow the Available Commitment with respect to the Facility A of that Lender to fall below zero; and

(v)
must require that the Ancillary Commitment is reduced to nil, and that all Ancillary Outstandings are repaid (or cash cover provided in respect of all the Ancillary Outstandings) not later than on the Termination Date for Facility A (or such earlier date as Facility A Commitment of the relevant Ancillary Lender (or its Affiliate) is reduced to zero ignoring any reduction of the Facility A Commitment pursuant to paragraph (a) of Clause 6.2 (Availability)).

(c)
If there is any inconsistency between any term of an Ancillary Facility and any term of this Agreement, this Agreement shall prevail except for (i) Clause 34.3 (Day count convention) which shall not prevail for the purposes of calculating fees, interest or commission relating to an Ancillary Facility, (ii) an Ancillary Facility comprising more than one account where the terms of the Ancillary Documents shall prevail to the extent required to permit the netting of balances on those accounts and (iii) where the relevant term of this Agreement would be contrary to, or inconsistent with, the law governing the relevant Ancillary Document, in which case that term of this Agreement shall not prevail.

(d)	Interest, commission and fees on Ancillary Facilities are dealt with in Clause 14.3 (Interest, commission and fees on Ancillary Facilities).

6.4	Repayment of Ancillary Facility

(a)
An Ancillary Facility shall cease to be available on the Termination Date or such earlier date on which its expiry date occurs or on which it is cancelled in accordance with the terms of this Agreement.

(b)	If an Ancillary Facility expires in accordance with its terms the Ancillary Commitment of the Ancillary Lender shall be reduced to zero (and its Facility A Commitment shall be increased accordingly).

(c)
Any Ancillary Lender may demand repayment or prepayment of any amounts or demand cash cover for any liabilities made available or incurred by it under its Ancillary Facility at any time. If any amount of an Ancillary Facility will extend beyond the Termination Date, before the Termination Date the relevant Borrower shall provide cash cover for any liabilities made available or incurred by it under such Ancillary Facility.

6.5	Ancillary Outstandings

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Each Borrower and each Ancillary Lender agrees with and for the benefit of each Lender that:

(a)
the Ancillary Outstandings under any Ancillary Facility provided by that Ancillary Lender shall not exceed the Ancillary Commitment applicable to that Ancillary Facility and where the Ancillary Facility is an overdraft facility comprising more than one account, Ancillary Outstandings under that Ancillary Facility shall not exceed the Designated Net Amount in respect of that Ancillary Facility; and

(b)
where all or part of the Ancillary Facility is an overdraft facility comprising more than one account, the Ancillary Outstandings (calculated on the basis that the words in brackets in paragraph (a) of the definition of that term were deleted) shall not exceed the Designated Gross Amount applicable to that Ancillary Facility.

6.6	Information
Each Borrower and each Ancillary Lender shall, promptly upon request by the Agent, supply the Agent with any information relating to the operation of an Ancillary Facility (including the Ancillary Outstandings) as the Agent may reasonably request from time to time. Each Borrower consents to all such information being released to the Agent and the other Finance Parties.

6.7	Affiliates of Lenders as Ancillary Lenders

(a)
Subject to the terms of this Agreement, an Affiliate of the Ancillary Lender may become an Ancillary Lender. In such case, the Ancillary Lender and its Affiliate shall be treated as a single Lender whose Facility A Commitment is the amount set out opposite the relevant Lender’s name in Schedule 1 (The Original Lenders) and/or the amount of any Facility A Commitment transferred to or assumed by that Lender under this Agreement, to the extent (in each case) not cancelled, reduced or transferred by it under this Agreement. For the purposes of calculating the Lender’s Available Commitment with respect to Facility A, the Lender’s Commitment shall be reduced to the extent of the aggregate of the Ancillary Commitments of its Affiliates.

(b)	The relevant Borrower shall specify any relevant Affiliate of a Lender in any notice delivered by that Borrower to the Agent pursuant to paragraph (b)(i) of Clause 6.2 (Availability).

(c)
If a Lender assigns all of its rights and benefits or transfers all of its rights and obligations to a New Lender (as defined in Clause 26 (Changes to the Lenders), its Affiliate shall cease to have any obligations under this Agreement or any Ancillary Document.

(d)
Where this Agreement or any other Finance Document imposes an obligation on an Ancillary Lender and the relevant Ancillary Lender is an Affiliate of a Lender which is not a party to that document, the relevant Lender shall ensure that the obligation is performed by its Affiliate.

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6.8	Affiliates of Borrowers

(a)	Subject to the terms of this Agreement, a Subsidiary of a Borrower may with the approval of the relevant Ancillary Lender become a borrower with respect to an Ancillary Facility.

(b)	The relevant Borrower shall specify its relevant Subsidiary in any notice delivered by that Borrower to the Agent pursuant to paragraph (b)(i) of Clause 6.2 (Availability).

(c)
Where this Agreement or any other Finance Document imposes an obligation on a Borrower under an Ancillary Facility and the relevant Borrower is a Subsidiary of a Borrower which is not a party to that document, the relevant Borrower shall ensure that the obligation is performed by its Subsidiary.

(d)
Any reference in this Agreement or any other Finance Document to a Borrower being under no obligations (whether actual or contingent) as a Borrower under such Finance Document shall be construed to include a reference to any Subsidiary of a Borrower being under no obligations under any Finance Document or Ancillary Document.

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SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION

7.	REPAYMENT

7.1	Repayment of Loans

(a)	Each Borrower shall repay each Loan made to it on the last day of its Interest Period.

(b)	The Borrowers shall repay all Utilisations in full on the Termination Date (together with interest and all other sums due and payable by the Obligors under the Finance Documents).

8.	ILLEGALITY, VOLUNTARY PREPAYMENT AND CANCELLATION

8.1	Illegality
If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in any Utilisation:

(a)	that Lender, shall promptly notify the Agent upon becoming aware of that event and the Agent shall notify the Obligors as soon as reasonably practicable after receiving such notice;

(b)	upon the Agent notifying the Obligors, the Commitment of that Lender will be immediately cancelled; and

(c)
each Borrower shall repay that Lender’s participation in the Utilisations made to that Borrower on the last day of the Interest Period for each Utilisation occurring after the Agent has notified the Obligors or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

8.2	Voluntary cancellation
Each Borrower may, if it gives the Agent not less than 5 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice (in form of a Cancellation Notice), cancel the whole or any part (being a minimum amount of EUR 5,000,000) of the Available Facility. Any cancellation under this Clause 8.2 shall reduce the Commitments of the Lenders rateably under the Facility.

8.3	Voluntary prepayment
Each Borrower may, if it gives the Agent not less than 5 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Utilisation (but if in part, being an amount that reduces the Base Currency Amount of the Utilisation by a minimum amount of EUR 5,000,000).

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8.4	Right of cancellation and repayment in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 15.2 (Tax gross‑up) or paragraph (b) of Clause 15.7 (FATCA Deduction and gross-up by Obligor); or

(ii)	any Lender claims indemnification from an Obligor under Clause 15.3 (Tax indemnity) or Clause 16.1 (Increased costs), any Obligor may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice if such circumstances relate to a Lender) of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Utilisations.

(b)	On receipt of a notice referred to in paragraph (a) above in relation to a Lender, the Commitment of that Lender shall immediately be reduced to zero.

(c)
On the last day of each Interest Period which ends after an Obligor has given notice under paragraph (a) above in relation to a Lender (or, if earlier, the date specified by the Obligor in that notice), each Borrower to which a Utilisation is outstanding shall repay that Lender’s participation in that Utilisation together with all interest and other amounts accrued under the Finance Documents.

9.	MANDATORY PREPAYMENT
If:

(a)	the Guarantor ceases to directly or indirectly hold or control at least 90% of shares and votes in any of the Borrowers;

(b)	the Borrowers cease to directly or indirectly hold or control (individually or jointly) at least 90% of shares and votes in any of the Operating Companies; or

(c)
the Borrowers cease to be able (individually or jointly) to direct any of Operating Companies’ affairs and/or to control the composition of any of Operating Companies’ board of directors or equivalent body, then

(x)	no Lender shall be obliged to fund a Utilisation; and

(y)
if a Lender so requires and notifies the Agent, the Agent shall, by not less than 5 days’ notice to a Borrower, cancel the Commitment of that Lender and (i) declare the participation of that Lender in all outstanding Utilisations, together with accrued interest and all other amounts accrued under the Finance Documents, immediately due and payable, at which time the Commitment of that Lender will be cancelled and all such outstanding amounts will become immediately due and

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payable, or (ii) request the Borrowers to provide (within 5 days from the notice) cash cover for all outstanding Utilisations.

10.	RESTRICTIONS

10.1	Notices of Cancellation or Prepayment
Any notice of cancellation, prepayment, authorisation or other election given by any Party under Clause 8 (Illegality, voluntary prepayment and cancellation) shall (subject to the terms of that Clause) be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

10.2	Interest and other amounts
Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

10.3	Reborrowing
Unless a contrary indication appears in this Agreement, any part of each Facility which is prepaid or repaid may be reborrowed in accordance with the terms of this Agreement.

10.4	Prepayment in accordance with Agreement
No Borrower shall repay or prepay all or any part of the Utilisations or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

10.5	No reinstatement of Commitments
No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

10.6	Agent’s receipt of Notices
If the Agent receives a notice under Clause 8 (Illegality, voluntary prepayment and cancellation) it shall promptly forward a copy of that notice or election to either the relevant Obligor or the affected Lender, as appropriate.

10.7	Effect of Repayment and Prepayment on Commitments
If all or part of a Utilisation under the Facility is repaid or prepaid and is not available for redrawing (other than by operation of Clause 4.2 (Further conditions precedent)), an amount of the Commitments (equal to the Base Currency Amount of the amount of the Utilisation which is repaid or prepaid) in respect of the Facility will be deemed to be cancelled on the date of repayment or prepayment. Any cancellation under this Clause 10.7 shall reduce the Commitments of the Lenders rateably under the Facility.

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SECTION 5
COSTS OF UTILISATION

11.	INTEREST

11.1	Calculation of interest
The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin;

(b)	EURIBOR; and

(c)	Mandatory Cost, if any.

11.2	Payment of interest
The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period.

11.3	Default interest

(a)
If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is 2 per cent. higher than the rate which would have been payable if the overdue amount had, during the period of non‑payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 11.3 shall be immediately payable by the Obligor on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be 2 per cent. higher than the rate which would have applied if the overdue amount had not become due.

(c)
Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

11.4	Notification of rates of interest

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The Agent shall promptly notify the Lenders and the relevant Borrower of the determination of a rate of interest under this Agreement.

12.	INTEREST PERIODS

12.1	Interest Periods

(a)	A Borrower (or the Guarantor on behalf of the Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan.

(b)	Subject to this Clause 12.1, a Borrower (or the Guarantor on behalf of that Borrower) may select an Interest Period of:

(i)	two weeks; or

(ii)	one Month; or

(iii)	any other period agreed between the Borrower (or the Guarantor on behalf of that Borrower) and the Agent (acting on the instructions of all the Lenders) in writing.

(c)	An Interest Period for a Loan shall not extend beyond the Termination Date.

(d)	Each Interest Period for a Loan shall start on the Utilisation Date.

(e)	A Loan has one Interest Period only.

12.2	Non‑Business Days
If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end:

(a)	in the case of an Interest Period selected in accordance with Clause 12.1(b)(i) above, on the next Business Day in that week (if there is one) or the preceding Business Day (if there is not); and

(b)	in the case of an Interest Period selected in accordance with Clause 12.1(b)(ii) above, on the next Business Day in that Month (if there is one) or the preceding Business Day (if there is not).

13.	CHANGES TO THE CALCULATION OF INTEREST

13.1	Absence of quotations
Subject to Clause 13.2 (Market disruption), if EURIBOR is to be determined by reference to the Base Reference Banks but a Base Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable EURIBOR shall be determined on the basis of the quotations of the remaining Base Reference Banks.

13.2	Market disruption

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(a)
If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin;

(ii)
the rate notified to the Agent by that Lender as soon as practicable and in any event by close of business on the date falling 5 Business Days after the Quotation Day (or, if earlier, on the date falling 1 Business Day prior to the date on which interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(iii)	the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan.

(b)	If:

(i)	the percentage rate per annum notified by a Lender pursuant to paragraph (a)(ii) above is less than EURIBOR; or

(ii)	a Lender has not notified the Agent of a percentage rate per annum pursuant to paragraph (a)(ii) above, the cost to that Lender of funding its participation in that Loan for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be EURIBOR.

(c)	In this Agreement:
“Market Disruption Event” means:

(i)
at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Base Reference Banks supplies a rate to the Agent to determine EURIBOR for the relevant currency and Interest Period; or

(ii)
before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 35 per cent. of that Loan) that the cost to it of funding its participation in that Loan from whatever source it may reasonably select would be in excess of EURIBOR.

13.3	Alternative basis of interest or funding

(a)
If a Market Disruption Event occurs and the Agent or a Borrower so requires, the Agent and the Borrowers shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

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(b)
Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent (such consent not to be unreasonably withheld or delayed) of all the Lenders and the Borrowers, be binding on all Parties.

13.4	Break Costs

(a)
Each Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a confirmation of the amount of its Break Costs for any Interest Period in which they accrue.

14.	FEES

14.1	Prolongation fee
Starbev Netherlands B.V. and Molson Coors Netherlands B.V. shall pay to each Lender (for its own account) a prolongation fee in the amount and at the times agreed in the Second Amendment and Restatement Agreement.

14.2	Agency fee
Molson Coors Netherlands B.V. shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

14.3	Interest, commission and fees on Ancillary Facilities
The rate and time of payment of interest, commission, fees and any other remuneration in respect of each Ancillary Facility shall be determined by agreement between the relevant Ancillary Lender and the Borrower of that Ancillary Facility based upon normal market rates and terms.

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SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS

15.	TAX GROSS UP AND INDEMNITIES

15.1	Definitions

(a)	In this Agreement:
“FATCA Payment” means the increase in a payment made by an Obligor to a Finance Party under Clause 15.7 (FATCA Deduction and gross-up by Obligor).
“Protected Party” means a Finance Party which is or will be subject to any liability or required to make any payment for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.
“Tax Credit” means a credit against, relief or remission for, or repayment of, any Tax.
“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than (i) a FATCA Deduction and (ii) any deductions or withholdings under the Savings Directive.
“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 15.2 (Tax gross‑up) or a payment under Clause 15.3 (Tax indemnity).

15.2	Tax gross‑up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)
An Obligor shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Obligors.

(c)
If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)
If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)
Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence

PRAGUE 2451640	37

reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

15.3	Tax indemnity

(a)
Each Obligor shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)
under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction; or

(C)
under the law of the jurisdiction in which that Finance Party has a permanent establishment and/or permanent representative to which income under this Agreement is attributed in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost is compensated for by an increased payment under Clause 15.2 (Tax gross‑up) or Clause 15.7 (FATCA Deduction and gross-up by Obligor);

(iii)	relates to a FATCA Deduction required to be made by a Party;

(iv)	is suffered or incurred with respect to any Bank Levy (or any payment attributable to, or liability arising as a consequence of, a Bank Levy); or

(v)	with respect to any deductions or withholdings under the Savings Directive.

(c)
A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Obligors.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 15.3, notify the Agent.

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15.4	Tax Credit
If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part or to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)	that Finance Party has obtained and utilised that Tax Credit, the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after‑Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

15.5	Stamp taxes
Each Obligor shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document, except for any such amount payable in respect of an assignment or, transfer or sub-participation by that Finance Party.

15.6	VAT

(a)
All amounts set out or expressed in a Finance Document to be payable by any Party to a Finance Party which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party shall pay to the Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

(b)
If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Subject Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration):

(i)
(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Subject Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Subject Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which

PRAGUE 2451640	39

the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)
(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Subject Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)
Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)
Any reference in this Clause 15.6 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time.

15.7	FATCA Deduction and gross-up by Obligor

(a)
If an Obligor is required to make a FATCA Deduction, that Obligor shall make that FATCA Deduction and any payment required in connection with that FATCA Deduction within the time allowed and in the minimum amount required by FATCA.

(b)
If a FATCA Deduction is required to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any FATCA Deduction) leaves an amount equal to the payment which would have been due if no FATCA Deduction had been required.

(c)
A payment shall not be increased under paragraph (b) above by reason of a FATCA Deduction if on the date on which the payment falls due the payment could have been made to that Lender (or to the Agent on behalf of such Lender) without a FATCA Deduction if such Lender (or Agent) were a FATCA Exempt Party, except where, in the case of any Lender that is a Party as at the date of this Second Amendment and Restatement Agreement, being or becoming a FATCA Exempt Party would constitute a breach of any law in that Lender’s jurisdiction.

(d)
The Guarantor shall promptly upon becoming aware that an Obligor must make a FATCA Deduction (or that there is any change in the rate or the basis of a FATCA Deduction) notify the Agent accordingly. Similarly, a Finance Party shall notify the Agent on becoming so aware in respect of a payment payable to that Finance Party. If the Agent receives such notification from a Finance Party it shall notify the Guarantor and that Obligor.

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(e)
    Within thirty days of making either a FATCA Deduction or any payment required in connection with that FATCA Deduction, the Obligor making that FATCA Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the FATCA Deduction has been made or (as applicable) any appropriate payment paid to the relevant governmental or taxation authority.

15.8	Tax Credit and FATCA
If an Obligor makes a FATCA Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to an increased payment of which that FATCA Payment forms part, to that FATCA Payment or to a FATCA Deduction in consequence of which that FATCA Payment was required; and

(b)	that Finance Party has obtained and utilised that Tax Credit, the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the FATCA Payment not been required to be made by the Obligor.

15.9	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party; and

(ii)
supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA;

(iii)
supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation, or exchange of information regime.

(b)
If a Party confirms to another Party pursuant to Clause 15.8(a)(i)(A) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)
Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

PRAGUE 2451640	41

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)
If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

16.	INCREASED COSTS

16.1	Increased costs

(a)
Subject to Clause 16.3 (Exceptions) the Obligors shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)	In this Agreement:

(i)	“Increased Costs” means:

(A)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(B)	an additional or increased cost; or

(C)	a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or an Ancillary Commitment or funding or performing its obligations under any Finance Document.

(ii)	“Basel III” means:

(A)
the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the

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Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated; and

(B)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

16.2	Increased cost claims

(a)
A Finance Party intending to make a claim pursuant to Clause 16.1 (Increased Costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Obligors.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

16.3	Exceptions

(a)	Clause 16.1 (Increased Costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)
compensated for by Clause 15.3 (Tax indemnity) (or would have been compensated for under Clause 15.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 15.3 (Tax indemnity) applied);

(iii)	relates to a FATCA Deduction required to be made by a Party;

(iv)
is suffered or incurred with respect an increase in rate of any Bank Levy in force as at the date of the Second Amendment and Restatement Agreement (or any payment attributable to, or liability arising as a consequence of, an increase in rate of any Bank Levy in force as at the date of the Second Amendment and Restatement Agreement);

(v)	compensated for by the payment of Mandatory Cost;

(vi)	attributable to the willful breach by the relevant Finance Party or its Affiliates of any law or regulation; or

(vii)
attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (but excluding any amendment arising out of Basel III) (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

(b)	In this Clause 16.3 reference to a “Tax Deduction” has the same meaning given to the term in Clause 15.1 (Definitions).]

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17.	OTHER INDEMNITIES

17.1	Currency indemnity

(a)
If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

17.2	Other indemnities

(a)	The Obligors shall, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by it as a result of:

(i)	the occurrence of any Event of Default;

(ii)
a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 30 (Sharing among the Finance Parties);

(iii)
funding, or making arrangements to fund, its participation in a Utilisation requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(iv)	a Utilisation (or part of a Utilisation) not being prepaid in accordance with a notice of prepayment given by a Borrower.

(b)
The Obligors shall promptly indemnify each Finance Party, each Affiliate of a Finance Party and each officer or employee of a Finance Party or its Affiliate, against any cost, loss or liability incurred by that Finance Party or its Affiliate (or officer or employee of that Finance Party or Affiliate) in connection with or arising out of the transactions contemplated by the Finance Documents or funding

PRAGUE 2451640	44

the transactions contemplated by the Finance Documents (including but not limited to those incurred in connection with any litigation, arbitration or administrative proceedings or regulatory enquiry concerning the transactions under the Finance Documents), unless such loss or liability is caused by the gross negligence or wilful misconduct of that Finance Party or its Affiliate (or employee or officer of that Finance Party or Affiliate). Any Affiliate or any officer or employee of a Finance Party or its Affiliate may rely on this Clause 17.2 subject to Clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

17.3	Indemnity to the Agent
The Obligors shall promptly indemnify the Agent against:

(a)	any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(i)	investigating any event which it reasonably believes is a Default;

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorized; or

(iii)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement; and

(b)
any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent's gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 31.10 (Disruption to Payment Systems etc.) notwithstanding the Agent's negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents.

18.	MITIGATION BY THE LENDERS

18.1	Mitigation

(a)
Each Finance Party shall, in consultation with the Obligors, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 8.1 (Illegality), Clause 15 (Tax gross‑up and indemnities) or Clause 18 (Increased Costs), or in respect of Mandatory Cost, including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

18.2	Limitation of liability

(a)	The Obligors shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 18.1 (Mitigation).

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(b)	A Finance Party is not obliged to take any steps under Clause 18.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

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19.	COSTS AND EXPENSES

19.1	Transaction expenses
The Obligors shall promptly on demand pay the Agent and the Arranger the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and perfection of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.

19.2	Amendment costs
If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 31.9 (Change of currency), each Obligor shall, within five Business Days of demand, reimburse each of the Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

19.3	Enforcement and preservation costs
Each Obligor, within five Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of or the preservation of any rights under any Finance Document.

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SECTION 7
GUARANTEE

20.	GUARANTEE AND INDEMNITY

20.1	Guarantee and indemnity
The Guarantor irrevocably and unconditionally:

(a)	guarantees to each Finance Party punctual performance by each other Obligor of all that Obligor’s obligations under the Finance Documents;

(b)
undertakes with each Finance Party that whenever another Obligor does not pay any amount when due under or in connection with any Finance Document, the Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)
agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of an Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 20 if the amount claimed had been recoverable on the basis of a guarantee.

20.2	Continuing Guarantee
This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

20.3	Reinstatement
If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Guarantor under this Clause 20 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

20.4	Waiver of defences

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The obligations of the Guarantor under this Clause 20 will not be affected by an act, omission, matter or thing which, but for this Clause 20, would reduce, release or prejudice any of its obligations under this Clause 20 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non‑presentation or non‑observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)
any amendment, novation, supplement, extension restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

20.5	Guarantor Intent
Without prejudice to the generality of Clause 20.4 (Waiver of Defences), the Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

20.6	Immediate recourse
The Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantor under this

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Clause 20. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

20.7	Appropriations
Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)
refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

(b)	hold in an interest‑bearing suspense account any moneys received from the Guarantor or on account of the Guarantor’s liability under this Clause 20.

20.8	Deferral of Guarantor’s rights
Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, the Guarantor will not exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 20:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

(c)
to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)
to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which the Guarantor has given a guarantee, undertaking or indemnity under Clause 20.1 (Guarantee and Indemnity);

(e)	to exercise any right of set‑off against any Obligor; and/or

(f)	to claim or prove as a creditor of any Obligor in competition with any Finance Party.
If the Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance

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Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 31 (Payment mechanics).

20.9	Additional security
This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

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SECTION 8
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

21.	REPRESENTATIONS

21.1	General
Each Obligor makes the representations and warranties set out in this Clause 21 to each Finance Party.

21.2	Status

(a)	It and each of its Subsidiaries is a limited liability company or corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)
It and each of its Subsidiaries with respect to the Borrowers and each of the Material Subsidiaries with respect to the Guarantor have the power to own its assets and carry on its business as it is being conducted save to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

21.3	Binding obligations
The obligations expressed to be assumed by it in each Finance Document to which it is a party are legal, valid, binding and enforceable obligations.

21.4	Non‑conflict with other obligations
The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)	any law or regulation applicable to it to the extent or in a manner that such conflict gives rise to a Material Adverse Effect;

(b)	the constitutional documents or articles of association of any Obligor in any material respect; or

(c)
any agreement or instrument binding upon it or any Obligor or any of its assets or constitute a default or termination event (however described) under any such agreement or instrument, in each case, to the extent or in a manner that such conflict gives rise to a Material Adverse Effect.

21.5	Power and authority

(a)
It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.

PRAGUE 2451640	52

(b)	No limit on its powers will be exceeded as a result of the borrowing or giving of guarantees or indemnities contemplated by the Finance Documents to which it is a party.

21.6	Validity and admissibility in evidence

(a)	All Authorisations required or desirable:

(i)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(ii)	to make the Finance Documents to which it is a party admissible in evidence in its Relevant Jurisdictions, have been obtained or effected and are in full force and effect, provided that, in the future, the registration of any Finance Document with the Administration de l'enregistrement et des Domaines may be requested in case of legal proceedings before a Luxembourg court or when such Finance Document has to be produced before an official Luxembourg authority.

(b)
All Authorisations necessary for the conduct of the business, trade and ordinary activities of the Obligors have been obtained or effected and are in full force and effect if failure to obtain or effect those Authorisations has or is reasonably likely to have a Material Adverse Effect.

21.7	Governing law and enforcement

(a)	The choice of governing law of the Finance Documents will be recognised and enforced in its Relevant Jurisdictions.

(b)
Any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its Relevant Jurisdictions, subject to relevant exequatur procedures.

21.8	Insolvency
No corporate action, legal proceeding or other procedure or step described in paragraph (a) of Clause 25.7 (Insolvency proceedings) has been taken or, to the knowledge of the Obligors, threatened in relation to any Obligor or any Operating Company; and none of the circumstances described in Clause 25.6 (Insolvency) applies to any Obligor or any Operating Company.

21.9	No filing or stamp taxes

(a)
It is not necessary under the laws of its Relevant Jurisdictions that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents (except for any registration due under or connection with the registration of a Finance Document (and any document in connection therewith)

PRAGUE 2451640	53

with the Administration de l’Enregistrement et des Domaines in Luxembourg that may be required in the case of legal proceedings before Luxembourg courts or in the case that a Finance Document (and any document in connection therewith) must be produced before an official Luxembourg authority (autorité constituée) and a nominal registration duty or an ad valorem duty may be payable, depending on the nature of the document to be registered).

(b)
Any disclosure required to be made by it to any relevant taxing authority in relation to stamp duty land tax payable on any transactions contemplated by or being financed by the Finance Documents has been made.

21.10	No Default

(a)
No Event of Default and, on the date of this Agreement, no Default is continuing or is reasonably likely to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any Finance Document.

(b)
No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on it or any Operating Company or to which its (or any Operating Companies’) assets are subject which has or is reasonably likely to have a Material Adverse Effect.

21.11	No misleading information
Save as disclosed in writing to the Agent and the Arranger prior to the date of this Agreement:

(a)
any factual information provided to the Agent or the Arranger in connection with Finance Documents was true and accurate in all material respects as at the date of the relevant report or document containing the information or (as the case may be) as at the date the information is expressed to be given;

(b)
the expressions of opinion or intention provided by or on behalf of an Obligor to the Agent or the Arranger in connection with Finance Documents were made after careful consideration and (as at the date of the relevant report or document containing the expression of opinion or intention) were fair and based on reasonable grounds;

(c)	no event or circumstance has occurred or arisen and no information has been omitted from any information to the Agent or the Arranger; and

(d)	all other written information provided by any Obligor to a Finance Party was true, complete and accurate in all material respects as at the date it was provided and is not misleading in any respect.

21.12	Original Financial Statements

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(a)	Its Original Financial Statements were prepared in accordance with the Accounting Principles consistently applied.

(b)	Its unaudited Original Financial Statements fairly represent its financial condition and results of operations for the relevant financial quarter.

(c)	Its audited Original Financial Statements (as relevant) give a true and fair view of its financial condition and results of operations during the relevant financial year.

(d)	There has been no material adverse change in its assets, business or financial condition since the date of the Original Financial Statements.

(e)	Its most recent financial statements delivered pursuant to Clause 22.1 (Financial Statements):

(i)	have been prepared in accordance with the Accounting Principles as applied to the Original Financial Statements; and

(ii)
give a true and fair view of (if audited) or fairly present (if unaudited) its consolidated financial condition as at the end of, and consolidated results of operations for, the period to which they relate.

(f)
Since the date of the most recent financial statements delivered pursuant to Clause 22.1 (Financial Statements) there has been no material adverse change in the business, assets or financial condition of the Group.

21.13	No proceedings pending or threatened
Save for (i) as disclosed to the Agent prior to the date of the Second Amendment and Restatement Agreement in the latest Form 10-K report and Form 10-Q report of the Guarantor and (ii) a Proceeding (as defined below) pursuant to which an Obligor, Guarantor or Material Subsidiary, as the case may be, has a right of offset or indemnity claim against a person related to such Proceeding, no litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency (a “Proceeding”) which, if adversely determined, could result in the liability of: (a) any Obligor in the amount exceeding EUR 10,000,000 (or its equivalent) in respect of the Group and (b) the Guarantor and any Material Subsidiary in the amount exceeding EUR 10,000,000, have (to the best of its knowledge and belief (having made due and careful enquiry)) been started or threatened against it or any of Operating Companies.

21.14	Financial Indebtedness
Neither the Obligors nor any member of the Group has any Financial Indebtedness outstanding other than as permitted by this Agreement.

21.15	No adverse consequences

(a)	It is not necessary under the laws of the Relevant Jurisdictions:

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(i)	in order to enable any Finance Party to enforce its rights under any Finance Document; or

(ii)	by reason of the execution of any Finance Document or the performance by it of its obligations under any Finance Document, that any Finance Party should be licensed, qualified or otherwise entitled to carry on business in any Relevant Jurisdictions.

(b)
No Finance Party is or will be deemed to be resident, domiciled or carrying on business in its Relevant Jurisdictions by reason only of the execution, performance and/or enforcement of any Finance Document.

21.16	Centre of main interests and establishments
For the purposes of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the “Regulation”), its centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in its jurisdiction of incorporation and it has no “establishment” (as that term is used in Article 2(h) of the Regulations) in any other jurisdiction.

21.17	Times when representations made

(a)	All the representations and warranties in this Clause 21 are made by each Obligor on the date of this Agreement.

(b)
The Repeating Representations are deemed to be made by each Obligor on the date of each Utilisation Request, on each Utilisation Date and on the first day of each Interest Period (except that those contained in paragraphs (a) to (d) of Clause 21.12 (Original Financial Statements) will cease to be so made once subsequent financial statements have been delivered under this Agreement).

(c)
Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

22.	INFORMATION UNDERTAKINGS
The undertakings in this Clause 22 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.
In this Clause 22:
“Annual Financial Statements” means the financial statements for a financial year delivered pursuant to paragraph (a) of Clause 22.1 (Financial statements).
“Quarterly Financial Statements” means the financial statements delivered pursuant to paragraph (b) of Clause 22.1 (Financial statements).

22.1	Financial statements

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The Guarantor shall supply to the Agent in sufficient copies for all the Lenders:

(a)	as soon as they are available, but in any event within 180 days after the end of each of its financial years:

(i)	the Guarantor’s audited consolidated financial statements for that financial year; and

(ii)	the unaudited financial statements of each Borrower that is not incorporated in Luxembourg for that financial year;

(iii)	the unaudited preliminary interim financial reports of each Borrower that is incorporated in Luxembourg for that financial year; and

(iv)	if prepared, the audited or unaudited consolidated financial statements of the Group for that financial year;

(b)
as soon as they are available, but in any event within 365 days after the end of each of its financial years, the unaudited financial statements of each Borrower that is incorporated in Luxembourg for that financial year; and

(c)
as soon as they are available, but in any event within 45 days after the end of each calendar quarter of each of its financial years the Guarantor’s consolidated financial statements for that Financial Quarter; and

(d)
if prepared, as soon as they are available, but in any event within 45 days after the end of each calendar quarter of each of its financial years the Group’s consolidated financial statements for that Financial Quarter.

22.2	Provision and contents of Compliance Certificate

(a)	The Guarantor shall supply a Compliance Certificate to the Agent with each set of its audited consolidated Annual Financial Statements and each set of its consolidated Quarterly Financial Statements.

(b)	The Compliance Certificate shall, amongst other things, set out (in reasonable detail) computations as to compliance with Clause 23 (Financial Covenants).

(c)
Each Compliance Certificate shall be signed by one officer of the Guarantor and, if required to be delivered with the consolidated Annual Financial Statements of the Guarantor, shall be reported on by the Guarantor’s Auditors in the form agreed by the Guarantor and the Majority Lenders.

22.3	Requirements as to financial statements

(a)
The Obligors shall procure that each set of Annual Financial Statements and Quarterly Financial Statements includes a balance sheet, profit and loss account and cashflow statement. In addition the Guarantor shall procure that the Annual Financial Statements of the Guarantor shall be audited by the Auditors.

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(b)	Each set of financial statements delivered pursuant to Clause 22.1 (Financial statements):

(i)
shall be certified by a director of the relevant company as giving a true and fair view of (in the case of Annual Financial Statements for any financial year), or fairly representing (in other cases), its financial condition and operations as at the date as at which those financial statements were drawn up and, in the case of the Annual Financial Statements of the Guarantor, shall be accompanied by any letter addressed to the management of the relevant company by the Auditors and accompanying those Annual Financial Statements; and

(ii)	shall be prepared in accordance with the Accounting Principles.

22.4	Information: miscellaneous
Each Obligor shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)
promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any Obligor, any Material Subsidiary or any Operating Company, and which, if adversely determined, are reasonably likely to have a Material Adverse Effect; and

(b)
promptly on request, such further information regarding the financial condition, assets and operations of the Group and/or any member of the Group (including any requested amplification or explanation of any item in the financial statements, budgets or other material provided by any Obligor under this Agreement, any changes to Senior Management and an up-to-date copy of its Shareholders’ register (or equivalent in its jurisdiction of incorporation)) as any Finance Party through the Agent may reasonably request.

22.5	Notification of default

(a)
Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)
Promptly upon a request by the Agent, each Obligor shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

22.6	“Know your customer” checks

(a)	If:

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(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor or the composition of the shareholders of a Borrower after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)
Each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, all documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender that is necessary for the Agent or the respective Lender in order to comply with all necessary regular “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents and/or any updates thereof.

(c)
Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

23.	FINANCIAL COVENANTS

23.1	Financial definitions
In this Agreement:

(a)
“Relevant Period” means each period of 12 months, ending on or about the last day of the financial year of the Guarantor and each period of 12 months ending on or about the last day of each financial quarter of the Guarantor.

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(b)
All calculations for the purposes of Clause 23.2 (Financial condition) shall be based on the definitions, assumptions and requirements set out in the Parent Co. Facility and Schedule 10 (Consolidated EBITDA) as in force on the date of this Agreement.

23.2	Financial condition
The Guarantor shall ensure that Net Debt/EBITDA in respect of any Relevant Period shall not exceed 3.50:1.

23.3	Financial testing
The financial covenants set out in Clause 23.2 (Financial condition) shall be calculated in accordance with the Accounting Principles (save as varied by this Agreement) and tested by reference to each of the financial statements delivered pursuant to paragraphs (a)(i) and (b) of Clause 22.1 (Financial Statements) and/or each Compliance Certificate delivered pursuant to Clause 22.2 (Provision and contents of Compliance Certificate).

24.	GENERAL UNDERTAKINGS
The undertakings in this Clause 24 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

24.1	Authorisations
Each Obligor shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Agent of,
any Authorisation required under any law or regulation of a Relevant Jurisdiction to:

(i)	enable it to perform its obligations under the Finance Document;

(ii)	ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document; and

(iii)	carry on its business where failure to do so has or is reasonably likely to have a Material Adverse Effect.

24.2	Compliance with laws
Each Obligor shall comply in all respects with all laws to which it may be subject, if failure so to comply has or is reasonably likely to have a Material Adverse Effect.

24.3	Maintenance of legal status

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Each Obligor shall do all such things as are necessary or desirable to maintain that Obligor's corporate existence in the same legal form as that Obligor exists as at the date of this Agreement save to the extent that Obligor is a Borrower and that Borrower merges with another Borrower.

24.4	Merger
No Borrower shall enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction other than a merger with another Borrower.

24.5	Change of business
Each Obligor shall procure that no substantial change is made to the general nature of the business of the Obligors from that carried on at the date of this Agreement.

24.6	Pari passu ranking
Each Obligor shall ensure that at all times any unsecured and unsubordinated claims of a Finance Party against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

24.7	Negative pledge
In this Clause 24.7, “Quasi‑Security” means an arrangement or transaction described    in paragraph (b) below.

(a)	No Borrower shall (and the Obligors shall ensure that no member of the Group will) create or permit to subsist any Security over any of its assets other than Permitted Security.

(b)	No Borrower shall (and the Obligors shall ensure that no member of the Group will):

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re‑acquired by an Obligor or any other member of the Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms (other than where such arrangement or transaction constitutes Permitted Financial Indebtedness);

(iii)	other than Permitted Security, enter into any arrangement under which money or the benefit of a bank or other account may be applied, set‑off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

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in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

24.8	Disposals

(a)
Except as permitted under paragraph (b) below, no Borrower shall (and each Obligor shall ensure that no member of the Group will) enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

(b)	Paragraph (a) above does not apply to:

(i)	any Permitted Disposal;

(ii)
any disposal of claims or receivables or related assets in the transactions constituting Permitted Financial Indebtedness under paragraphs (a) of the definition of “Permitted Financial Indebtedness” in Clause 1.1 (Definitions); or

(iii)
any sale, lease, transfer or other disposal which is on an arm’s length basis and which is of assets for cash where the higher of the market value and net consideration receivable (when aggregated with the higher of the market value and net consideration receivable for any other sale, lease, licence, transfer or other disposal) does not exceed EUR 15,000,000 (or its equivalent) in total during the term of this Agreement.

24.9	Arm’s length basis

(a)
Expect as permitted by paragraph (b) below, no Obligor shall (and each Obligor shall ensure no member of the Group will) enter into any transaction with any person except on arm’s length terms and for full market value.

(b)	Paragraph (a) shall not apply to any transaction between a member of the Group and any Obligor or any Affiliate of an Obligor.

24.10	Loans or credit

(a)	Except as permitted under paragraph (b) below, no Borrower shall (and each Obligor shall ensure that no member of the Group will) be a creditor in respect of any Financial Indebtedness.

(b)	Paragraph (a) does not apply to any loan that is a Permitted Loan.

24.11	No Guarantees or indemnities

(a)
Except as permitted under paragraph (b) below, no Borrower shall (and the Obligors shall ensure that no member of the Group will) incur or allow to remain outstanding any guarantee in respect of any obligation of any person.

(b)	Paragraph (a) does not apply to a guarantee which:

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(i)	arises under any Finance Document;

(ii)	is given in respect of the Ancillary Outstandings; or

(iii)	is the endorsement of negotiable instruments in the ordinary course of trade.

24.12	Financial Indebtedness

(a)	Except as permitted under paragraph (b) below, no Borrower shall (and the Obligors shall ensure that no member of the Group will) incur or allow to remain outstanding any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to Financial Indebtedness which is Permitted Financial Indebtedness.

25.	EVENTS OF DEFAULT
Each of the events or circumstances set out in this Clause 25 is an Event of Default (save for Clause 25.13 (Acceleration)).

25.1	Non‑payment
An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by administrative or technical error; and

(b)	payment is made within 3 Business Days of its due date.

25.2	Financial covenants
Any requirement of Clause 23 (Financial covenants) is not satisfied.

25.3	Other obligations

(a)
An Obligor does not comply with any of its obligation set forth in the Finance Documents (other than those referred to in Clause 25.1 (Non‑payment) and Clause 25.2 (Financial covenants and other obligations)).

(b)
No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 35 days of the earlier of (i) the Agent giving notice to the relevant Obligor and (ii) an Obligor becoming aware of the failure to comply.

25.4	Misrepresentation

(a)
Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading when made or deemed to be made.

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(b)
No Event of Default under paragraph (a) above will occur if the circumstances giving rise to the misrepresentation are capable of remedy and are remedied within 35 days of the earlier of (i) the Agent giving notice to the relevant Obligor and (ii) an Obligor becoming aware of the misrepresentation.

25.5	Cross Default

(a)	Any Financial Indebtedness of an Obligor or any of its Affiliates or a member of the Group is not paid when due nor within any originally applicable grace period.

(b)
Any Financial Indebtedness of any Obligor or any of its Affiliates or a member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)
Any creditor of any Obligor or any member of the Group becomes entitled to declare any Financial Indebtedness of any Obligor or any member of the Group due and payable prior to its specified maturity as a result of a non-payment event of default (howsoever described).

(d)
No Event of Default will occur under this Clause 25.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (c) above is less than US$ 50,000,000 (or its equivalent in any other currency or currencies).

25.6	Insolvency

(a)
Any Obligor is unable or admits inability to pay its debts as they fall due or is deemed to or declared to be unable to pay its debts under applicable law, suspends or threatens to suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of any Obligor is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of any Obligor. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

(d)
The Guarantor or any Material Subsidiary (other than any Borrower) is unable or admits in writing an inability to pay its debts as they fall due or is deemed to or declared to be unable to pay its debts under applicable law, suspends making payments on any of its debts.

25.7	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

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(i)
the suspension of payments, a moratorium of any indebtedness, winding‑up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor;

(ii)	a composition, compromise, assignment or arrangement with any creditor of any Obligor;

(iii)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Obligor or a substantial part of its assets;

(iv)	enforcement of any Security over any assets of any Obligor;

(v)	a liquidation, reorganization or other relief in respect of the Guarantor or any Material Subsidiary (other than any Borrower), its debts or a substantial part of its assets; or

(vi)
the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of the Guarantor or any Material Subsidiary (other than any Borrower) or a substantial part of its assets, or any analogous procedure or step is taken in any jurisdiction.

(b)	Paragraph (a) above shall not apply to any winding‑up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 60 days of commencement.

25.8	Unlawfulness and invalidity

(a)	It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents.

(b)
Any obligation or obligations of any Obligor under any Finance Documents are not or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.

(c)	Any Finance Document ceases to be in full force and effect.

25.9	Repudiation and rescission of agreements
An Obligor (or any other relevant party) rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or evidences an intention to rescind or repudiate a Finance Document.

25.10	Litigation
Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes lead to one or more judgments for the payment

PRAGUE 2451640	65

of money in excess of US$ 50,000,000 against the Guarantor or any Material Subsidiary and shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or a judgment creditor shall have attached or levied upon any material assets of the Guarantor or any Material Subsidiary to enforce such judgment.

25.11	Failure to provide cash cover
An Obligor fails to provide cash cover pursuant to Clause 6.3(b)(v).

25.12	Material adverse change

(a)	Any event or circumstance occurs which the Majority Lenders reasonably believe has or is reasonably likely to have a Material Adverse Effect.

(b)
No Event of Default under paragraph (a) above will occur if the event or circumstances having or which are likely to have Material Adverse Effect are capable of remedy and are remedied within 35 days of the earlier of (i) the Agent giving notice to the relevant Obligor and (ii) an Obligor becoming aware of such events or circumstances.

25.13	Acceleration
On and at any time after the occurrence of an Event of Default the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrowers:

(a)	cancel the Total Commitments and/or Ancillary Commitments at which time they shall immediately be cancelled;

(b)
declare that all or part of the Utilisations, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable;

(c)	declare that all or part of the Utilisations be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders;

(d)
declare all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities to be immediately due and payable, at which time they shall become immediately due and payable; and/or

(e)
declare that all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders.

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SECTION 9
CHANGES TO PARTIES

26.	CHANGES TO THE LENDERS

26.1	Assignments and transfers by the Lenders
Subject to this Clause 26, a Lender (the “Existing Lender”) may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,
under any Finance Document to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”) and, at any time when an Event of Default is continuing, to any third party.

26.2	Conditions of assignment or transfer

(a)
An Existing Lender must notify with the Borrowers before it may make an assignment or transfer in accordance with Clause 26.1 (Assignments and transfers by the Lenders) unless the assignment or transfer is:

(i)	to another Lender or an Affiliate of a Lender;

(ii)	if the Existing Lender is a fund, to a fund which is a Related Fund of the Existing Lender; or

(iii)	made at a time when an Event of Default is continuing.

(b)	An assignment will only be effective on:

(i)
receipt by the Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(ii)
the performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(c)	A transfer will only be effective if the procedure set out in Clause 26.5 (Procedure for transfer) is complied with.

(d)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

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(ii)
as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 15 (Tax Gross Up and Indemnities) or Clause 16 (Increased Costs),

then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under that Clause to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

(e)
Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender;

(f)
In order to comply with the Dutch Financial Supervision Act (Wet op het financieel toezicht), the amount transferred under this Clause 26 shall include an outstanding portion of at least EUR 100,000 (or its equivalent in other currencies) per Lender or such other amount as may be required from time to time by the Dutch Financial Supervision Act (or implementing legislation) or if less, the New Lender shall confirm in writing to the Borrowers that it is a professional market party within the meaning of the Dutch Financial Supervision Act.

26.3	Assignment or transfer fee
The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of EUR 3,000.

26.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document, and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

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(i)
has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Finance Document; and

(ii)
will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re‑transfer or re‑assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 26; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non‑performance by any Obligor of its obligations under the Finance Documents or otherwise.

26.5	Procedure for transfer

(a)
Subject to the conditions set out in Clause 26.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)
The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	Subject to Clause 26.9 (Pro rata interest settlement), on the Transfer Date:

(i)
to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (the “Discharged Rights and Obligations”);

(ii)
each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor

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or other member of the Group and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)
the Agent, the Arranger, the New Lender, the other Lenders and any relevant Ancillary Lender shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights, and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger and any relevant Ancillary Lender and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

26.6	Procedure for assignment

(a)
Subject to the conditions set out in Clause 26.2 (Conditions of assignment or transfer) an assignment may be effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)
The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c)	Subject to Clause 26.9 (Pro rata interest settlement), on the Transfer Date:

(i)	the Existing Lender will assign absolutely to the New Lender its rights under the Finance Documents expressed to be the subject of the assignment in the Assignment Agreement;

(ii)	the Existing Lender will be released from the obligations (the “Relevant Obligations”) expressed to be the subject of the release in the Assignment Agreement; and

(iii)	the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.

(d)
Lenders may utilise procedures other than those set out in this Clause 26.6 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with Clause 26.5 (Procedure for transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 26.2 (Conditions of assignment or transfer).

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26.7	Copy of Transfer Certificate or Assignment Agreement
The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, an Assignment Agreement or an Increase Confirmation, send to the Borrowers a copy of that Transfer Certificate, Assignment Agreement or Increase Confirmation.

26.8	Security over Lenders’ rights
In addition to the other rights provided to Lenders under this Clause 26, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)
in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)
release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or other Security for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by an Obligor or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

26.9	Pro rata interest settlement
If the Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 26.5 (Procedure for transfer) or any assignment pursuant to Clause 26.6 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(a)
any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period; and

(b)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts so that, for the avoidance of doubt:

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(i)	when the Accrued Amounts become payable, those Accrued Amounts will be payable for the account of the Existing Lender; and

(ii)
the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 26.9, have been payable to it on that date, but after deduction of the Accrued Amounts.

27.	CHANGES TO THE OBLIGORS
No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents provided, however, this provision shall not prevent any of the Borrowers from merging into one entity.

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SECTION 10
THE FINANCE PARTIES

28.	ROLE OF THE AGENT, THE ARRANGER AND OTHERS

28.1	Appointment of the Agent

(a)	Each of the Arranger and the Lenders appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)
Each of the Arranger and the Lenders authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

28.2	Duties of the Agent

(a)	Subject to paragraph (b) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)	Without prejudice to Clause 26.7 (Copy of Transfer Certificate or Assignment Agreement), paragraph (a) above shall not apply to any Transfer Certificate or any Assignment Agreement.

(c)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(d)
If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(e)
If the Agent is aware of the non‑payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Arranger) under this Agreement it shall promptly notify the other Finance Parties.

(f)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

28.3	Role of the Arranger
Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

28.4	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Agent and/or the Arranger as a trustee or fiduciary of any other person.

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(b)	None of the Agent, the Arranger or any Ancillary Lender shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

28.5	Business with the Group
The Agent, the Arranger and each Ancillary Lender may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

28.6	Rights and discretions

(a)	The Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents;

(ii)	unless it has received notice of revocation, that the instructions received by it from the Majority Lenders, any Lenders or any group of Lenders have not been revoked;

(iii)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 25.1 (Non‑payment));

(iv)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(v)	any notice or request made by a Borrower (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)
Without prejudice to the generality of paragraph (c) above, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be desirable.

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(e)	The Agent may act in relation to the Finance Documents through its officers, employees and agents and the Agent shall not:

(i)	be liable for any error of judgment made by any such person; or

(ii)	be bound to supervise, or be in any way responsible for, any loss incurred by reason of misconduct, omission or default on the part, of any such person, unless such error or such loss was directly caused by the Agent's gross negligence or wilful misconduct.

(f)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(g)
Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent or the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(h)
Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

(i)
The Agent may not disclose to any Finance Party any details of the rate notified to the Agent by any Lender or the identity of any such Lender for the purpose of paragraph (a)(ii) of Clause 13.2 (Market Disruption).

28.7	Majority Lenders’ instructions

(a)
Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)
The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

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(c)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(d)
The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(e)	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(f)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

28.8	Responsibility for documentation
None of the Agent, the Arranger or any Ancillary Lender:

(a)
is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Arranger, an Ancillary Lender, an Obligor or any other person given in or in connection with any Finance Document or the Information Memorandum or the Reports or the transactions contemplated in the Finance Documents;

(b)
is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document; or

(c)
is responsible for any determination as to whether any information provided or to be provided to any Finance Party is non‑public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

28.9	No duty to monitor
The Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

28.10	Exclusion of liability

(a)	Without limiting paragraph (b) below (and without prejudice to the provisions of paragraph (e) of Clause 31.10 (Disruption to Payment Systems, etc.), neither

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the Agent nor any Ancillary Lender will be liable (including, without limitation, for negligence or any other category of liability whatsoever) for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)
No Party (other than the Agent or an Ancillary Lender (as applicable)) may take any proceedings against any officer, employee or agent of the Agent or any Ancillary Lender, in respect of any claim it might have against the Agent or an Ancillary Lender or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent or any Ancillary Lender may rely on this Clause subject to Clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

(c)
The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)
Nothing in this Agreement shall oblige the Agent or the Arranger to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arranger.

(e)
Without prejudice to any provision of any Finance Document excluding or limiting the Agent's liability, any liability of the Agent arising under or in connection with any Finance Document shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.

28.11	Lenders’ indemnity to the Agent
Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 31.10 (Disruption to Payment Systems, etc.) notwithstanding the Agent’s negligence, gross negligence or any other category of

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liability whatsoever but not including any claim based on the fraud of the Agent in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

28.12	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates as successor by giving notice to the Lenders and the Borrowers.

(b)	Alternatively the Agent may resign by giving 30 days’ notice to the Lenders and the Borrowers, in which case the Majority Lenders may appoint a successor Agent.

(c)
If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Agent may appoint a successor Agent.

(d)
If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under paragraph (c) above, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this Clause 28 and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Agent’s normal fee rates and those amendments will bind the Parties.

(e)
The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(f)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(g)
Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 28. Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(h)
The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

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(i)
the Agent fails to respond to a request under Clause Error! Reference source not found. (FATCA Information) and the Guarantor or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)
the information supplied by the Agent pursuant to Clause Error! Reference source not found. (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Agent notifies the Guarantor and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;
and (in each case) the Guarantor or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Guarantor or that Lender, by notice to the Agent, requires it to resign.

28.13	Replacement of the Agent

(a)	All Lenders may, by giving 30 days’ notice to the Agent replace the Agent by appointing a successor Agent.

(b)
The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(c)
The appointment of the successor Agent shall take effect on the date specified in the notice from the Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 28 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

28.14	Confidentiality

(a)
In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

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(c)
Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arranger is obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

28.15	Relationship with the Lenders

(a)
Subject to Clause 26.9 (Pro rata interest settlement), the Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day, unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost.

(c)	Each Lender shall supply the Agent with any information that the Agent may reasonably specify as being necessary or desirable to enable the Agent to perform its functions as Agent.

(d)
Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or dispatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 33.5 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 33.2 (Addresses) and paragraph (a)(iii) of Clause 33.5 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

28.16	Credit appraisal by the Lenders and Ancillary Lenders
Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender and Ancillary Lender confirms to the Agent, the Arranger and each Ancillary Lender that it has been, and will

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continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)
whether that Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)
the adequacy, accuracy and/or completeness of the Information Memorandum, the Reports and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

28.17	Base Reference Banks
If a Base Reference Bank (or, if a Base Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall appoint another Lender or an Affiliate of a Lender to replace that Base Reference Bank.

28.18	Agent's management time
Any amount payable to the Agent under Clause 17.3 (Indemnity to the Agent), Clause 14 (Fees), Clause 28.11 (Lender’s Indemnity to the Agent) shall include the cost of utilising the Agent's management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent, may notify to the Obligors and the Lenders, and is in addition to any fee paid or payable to the Agent under Clause 14 (Fees).

28.19	Deduction from amounts payable by the Agent
If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

28.20	Reliance and engagement letters

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Each Finance Party confirms that each of the Arranger and the Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by the Arranger or Agent) the terms of any reliance letter or engagement letters relating to the Reports or any reports or letters provided by accountants in connection with the Finance Documents or the transactions contemplated in the Finance Documents and to bind it in respect of those Reports, reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

29.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES
No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

30.	SHARING AMONG THE FINANCE PARTIES

30.1	Payments to Finance Parties

(a)
Subject to paragraph (b) below, if a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 31 (Payment mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(i)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(ii)
the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 31 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(iii)
the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 31.5 (Partial payments).

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(b)	Paragraph (a) above shall not apply to any amount received or recovered by an Ancillary Lender in respect of any cash cover provided for the benefit of that Ancillary Lender.

30.2	Redistribution of payments
The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 31.5 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

30.3	Recovering Finance Party’s rights
On a distribution by the Agent under Clause 30.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

30.4	Reversal of redistribution
If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)
each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

30.5	Exceptions

(a)
This Clause 30 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)
A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified the other Finance Party of the legal or arbitration proceedings; and

(ii)	the other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably

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practicable having received notice and did not take separate legal or arbitration proceedings.

30.6	Ancillary Lenders

(a)	This Clause 30 shall not apply to any receipt or recovery by a Lender in its capacity as an Ancillary Lender at any time prior to service of notice under Clause 25.13 (Acceleration).

(b)
Following service of notice under Clause 25.13 (Acceleration), this Clause 30 shall apply to all receipts or recoveries by Ancillary Lenders except to the extent that the receipt or recovery represents a reduction from the Designated Gross Amount for an Ancillary Facility to its Designated Net Amount.

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SECTION 11
ADMINISTRATION

31.	PAYMENT MECHANICS

31.1	Payments to the Agent

(a)
On each date on which an Obligor or a Lender is required to make a payment under a Finance Document excluding a payment under the terms of an Ancillary Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)
Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London) with such bank as the Agent specifies.

31.2	Distributions by the Agent
Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 31.3 (Distributions to an Obligor) and Clause 31.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

31.3	Distributions to an Obligor
The Agent may (with the consent of the Obligor or in accordance with Clause 32 (Set‑Off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

31.4	Clawback

(a)
Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)
If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount

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from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

31.5	Partial payments

(a)
If the Agent receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under those Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under those Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent under those Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under those Finance Documents;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under those Finance Documents; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

31.6	Set‑off by Obligors
All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set‑off or counterclaim.

31.7	Business Days

(a)
Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

31.8	Currency of account

(a)	Subject to paragraphs (b) to (e) below, euro is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated on its due date.

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(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than euro shall be paid in that other currency.

31.9	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)
any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrowers); and

(ii)
any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)
If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrowers) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

31.10	Disruption to Payment Systems, etc.
If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Borrowers that a Disruption Event has occurred:

(a)
the Agent may, and shall if requested to do so by the Borrowers, consult with the Borrowers with a view to agreeing with the Borrowers such changes to the operation or administration of the Facilities as the Agent may deem necessary in the circumstances;

(b)
the Agent shall not be obliged to consult with the Borrowers in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)
the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

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(d)
any such changes agreed upon by the Agent and the Borrowers shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 37 (Amendments and Waivers);

(e)
the Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 31.10; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

32.	SET‑OFF

(a)
A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of trading for the purpose of the set‑off.

(b)
Any credit balances taken into account by an Ancillary Lender when operating a net limit in respect of any overdraft under an Ancillary Facility shall on enforcement of the Finance Documents be applied first in reduction of the overdraft provided under that Ancillary Facility in accordance with its terms.

33.	NOTICES

33.1	Communications in writing
Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

33.2	Addresses
The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of any Obligor, that identified with its name below;

(b)	in the case of each Lender, each Ancillary Lender or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent, that identified with its name below,

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or any substitute address, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

33.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 33.2 (Addresses), if addressed to that department or officer.

(b)
Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the any of the Borrowers in accordance with this Clause 33.3 will be deemed to have been made or delivered to each of the Obligors.

33.4	Notification of address and fax number
Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to Clause 33.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

33.5	Electronic communication

(a)
Any communication to be made between the Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

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(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)
Any electronic communication made between the Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

33.6	Use of websites

(a)
An Obligor may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the "Website Lenders") who accept this method of communication by posting this information onto an electronic website designated by the Borrowers and the Agent (the "Designated Website") if:

(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	the Borrowers and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Parent and the Agent.
If any Lender (a "Paper Form Lender") does not agree to the delivery of information electronically then the Agent shall notify the Borrowers accordingly and the each Borrower shall at its own cost supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Borrowers shall at their own cost supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Borrowers and the Agent.

(c)	Each Borrower shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

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(v)	the any of the Borrowers becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

(d)
If any of the Borrowers notifies the Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Obligors under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(e)
Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. Each Borrower shall at its own cost comply with any such request within ten Business Days.

33.7	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)
if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

34.	CALCULATIONS AND CERTIFICATES

34.1	Accounts
In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

34.2	Certificates and determinations
Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

34.3	Day count convention
Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

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35.	PARTIAL INVALIDITY
If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

36.	REMEDIES AND WAIVERS
No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

37.	AMENDMENTS AND WAIVERS

37.1	Required consents

(a)
Subject to Clause 37.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 37.

37.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	a change in currency of payment of any amount under the Finance Documents;

(v)	an increase in or an extension of any Commitment or the Total Commitments;

(vi)	a change to the Borrowers or Guarantors;

(vii)	any provision which expressly requires the consent of all the Lenders;

(viii)	Clause 2.3 (Finance Parties’ rights and obligations), Clause 26 (Changes to the Lenders) or this Clause 37;

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(ix)	(other than as expressly permitted by the provisions of any Finance Document) the nature or scope of the guarantee and indemnity granted under Clause 20 (Guarantee and Indemnity);

(x)	the release of any guarantee and indemnity granted under Clause 20 (Guarantee and Indemnity) unless permitted under this Agreement or any other Finance Document;
shall not be made without the prior consent of all the Lenders.

(b)
An amendment or waiver which relates to the rights or obligations of the Agent, the Arranger or any Ancillary Lender (each in their capacity as such) may not be effected without the consent of the Agent, the Arranger and that Ancillary Lender.

38.	CONFIDENTIALITY

38.1	Confidential Information
Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 38.2 (Disclosure of Confidential Information), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

38.2	Disclosure of Confidential Information
Any Finance Party may disclose:

(a)
to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price‑sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)
to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii)
with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub‑participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more

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Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii)
appointed by any Finance Party or by a person to whom paragraph (i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (d) of Clause 28.15 (Relationship with the Lenders));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (i) or (ii) above;

(v)
to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 26.8 (Security over Lenders’ rights);

(vii)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(viii)	who is a Party; or

(ix)	with the consent of any Obligor;
in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)
in relation to paragraphs (i) or (ii) and (iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)
in relation to paragraph (iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price‑sensitive information;

(C)	in relation to paragraphs (v), (vi) and (vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential

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Information may be price‑sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c)
to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Obligors and the relevant Finance Party.

38.3	Entire agreement
This Clause 38 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

38.4	Inside information
Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price‑sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

38.5	Notification of disclosure
Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Obligors:

(a)
of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 38.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 38.

38.6	Continuing obligations
The obligations in this Clause 38 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of 12 months from the earlier of:

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(a)
the date on which all amounts payable by the Obligors under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

39.	COUNTERPARTS
Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

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SECTION 12
GOVERNING LAW AND ENFORCEMENT

40.	GOVERNING LAW
This Agreement and any non‑contractual obligations arising out of or in connection with it are governed by English law.

41.	ENFORCEMENT

41.1	Jurisdiction of English courts

(a)
The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non‑contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)
This Clause 41.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

41.2	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor:

(i)
irrevocably appoints Molson Coors Brewing Company (UK) Ltd at its registered office being, on the date of this Agreement, at 137 High Street, Burton-on-Trent, Staffordshire DE14, 1JZ, England as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(ii)	agrees that failure by an agent for service of process to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

(b)
If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, each Obligor must immediately (and in any event within five days of such event taking place) appoint another agent on terms acceptable to the Agent. Failing this, the Agent may appoint another agent for this purpose.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

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Schedule 1
THE ORIGINAL LENDERS

Name of Original Lender	Facility A Commitment as at date of Second Amendment and Restatement Agreement
UniCredit Bank Czech Republic and Slovakia, a.s.	EUR 75,000,000
Citibank Europe plc, organizační složka	EUR 25,000,000

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SCHEDULE 2
CONDITIONS PRECEDENT

1.	Obligors

(a)	A copy of the constitutional documents of each Obligor.

(b)	A copy of a resolution of the board of directors of each Obligor:

(i)
approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute, deliver and perform the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf;

(iii)
authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above in relation to the Finance Documents and related documents.

(d)
If applicable, a copy of a resolution signed by all the holders of the issued shares in each Borrower, approving the terms of, and the transactions contemplated by, the Finance Documents to which the relevant Borrower is a party.

(e)	If applicable, a copy of a resolution of the board of directors of each corporate shareholder of the Guarantor approving the terms of the resolution referred to in paragraph (d) above.

(f)
A certificate of each Obligor (signed by a director) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guarantee or similar limit binding on that Borrower to be exceeded.

(g)
A certificate of an authorised signatory of each Obligor certifying that each copy document relating to it specified in this Schedule 2 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement.

2.	Finance Documents

(a)	This Agreement executed by all Obligors to this Agreement.

(b)	The Fee Letters executed by the Obligors.

3.	Legal opinions

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The following legal opinions, each addressed to the Agent and the Original Lenders and capable of being relied upon by any persons who become Lenders pursuant to the primary syndication of the Facilities.

(a)
A legal opinion of White & Case (Europe) LLP, legal advisers to the Agent and the Arranger as to English law substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(b)	A legal opinion Nauta Dutilh N.V., legal advisers to the Agent and Arranger as to Dutch law substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(c)
A legal opinion of Mr. E. Lee Reichert , Deputy General Counsel to Molson Coors Brewing Company as to Delaware law substantially in the form distributed to the Original Lenders prior to signing this Agreement.

4.	Other documents and evidence

(a)	List of intra-group loans (accepted by the Agent) granted to and by the Borrowers.

(b)	Competition clearance relating to acquisition by the Guarantor of the Group.

(c)	Evidence that the Borrowers and the Group have no Financial Indebtedness other than Permitted Financial Indebtedness.

(d)	Evidence that any process agent referred to in Clause 41.2 (Service of process) has accepted its appointment.

(e)	Evidence that the Guarantor controls (directly or indirectly through the Borrowers) the Group.

(f)
Evidence that the fees, costs and expenses then due from the Obligors pursuant to Clause 14 (Fees), Clause 14.3 (Interest, commission and fees on Ancillary Facilities), Clause 17.5 (Stamp taxes) and Clause 19 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.

(g)
Only with respect to Loans under Facility A (and not to any Ancillary Facilities), evidence that acquisition of Apatinska pivara d.o.o. by Molson Coors Serbia d.o.o. has been completed (including cash settlement).

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SCHEDULE 3
REQUESTS
Part 1    Part 1A
[Further] Utilisation Request
Loans
From:    [Borrower]
To:    [Agent]
Dated:
Dear Sirs
Starbev – Facilities Agreement
dated 10 September 2012 (as amended from time to time, the “Facilities Agreement”)

1.
We refer to the Facilities Agreement. This is a [Further] Utilisation Request. Terms defined in the Facilities Agreement have the same meaning in this Utilisation Request unless given a different meaning in this [Further] Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

(a)	Borrower: [●]

(b)	Proposed Utilisation Date: [●] (or, if that is not a Business Day, the next Business Day)

(c)	Facility to be utilised: Facility A

(d)	Currency of Loan: EUR

(e)	Amount: [●] or, if less, the Available Facility

(f)	Interest Period: [2 weeks] / [1 Month]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this [Further] Utilisation Request.

4.	[The proceeds of this Loan should be credited to [account]].

5.	This [Further]Utilisation Request is irrevocable.
Yours faithfully

…………………………………
authorised signatory for
[insert name of Borrower]

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Part 2
Cancellation Notice
From:    [Borrower]
To:    [Agent]
Dated:
Dear Sirs,
Starbev – Facilities Agreement
dated 10 September 2012 (as amended from time to time, the “Facilities Agreement”)

1.
We refer to the Facilities Agreement. This is a Cancellation Notice. Terms defined in the Facilities Agreement have the same meaning in this Cancellation Notice unless given a different meaning in this Cancellation Notice.

2.	We refer to Facility A.

3.	[We hereby cancel Facility A Commitment in the amount of [●], [pro rata with each Lender]/[with respect to [insert the name of the Lender] Commitment].

4.	This Cancellation Notice is irrevocable.
Yours faithfully
.....................................
authorised signatory for
[insert name of relevant Borrower]

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SCHEDULE 4
FORM OF TRANSFER CERTIFICATE

To:	[●] as Agent

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)
Dated:
Starbev – Facilities Agreement
dated 10 September 2012 (as amended from time to time, the “Facilities Agreement”)

1.
We refer to the Facilities Agreement. This agreement (the “Agreement”) shall take effect as a Transfer Certificate for the purpose of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause 26.5 (Procedure for transfer) of the Facilities Agreement:

(a)
The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 26.5 (Procedure for transfer).

(b)	The proposed Transfer Date is [●].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 33.2 (Addresses) are set out in the Schedule.

3.	[The New Lender is a FATCA Exempt Party.]

4.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 26.4 (Limitation of responsibility of Existing Lenders).

5.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

6.	This Agreement and any non‑contractual obligations arising out of or in connection with it are governed by English law.

7.	This Agreement has been entered into on the date stated at the beginning of this Agreement.

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The Schedule
Commitment/rights and obligations to be transferred
[insert relevant details]
[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]
By:	By:
This Agreement is accepted as a Transfer Certificate for the purposes of the Facilities Agreement by the Agent and the Transfer Date is confirmed as [●].
[Agent]
By:

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SCHEDULE 5
FORM OF ASSIGNMENT AGREEMENT

To:	[●] as Agent and Obligors

From:	[The Existing Lender] (the “Existing Lender”) and [the New Lender] (the “New Lender”)
Dated:
Starbev – Facilities Agreement
dated 10 September 2012 (as amended from time to time, the “Facilities Agreement”)

1.
We refer to the Facilities Agreement. This is an Assignment Agreement. This agreement (the “Agreement”) shall take effect as an Assignment Agreement for the purpose of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause 26.6 (Procedure for assignment) of the Facilities Agreement:

(a)	The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Facilities Agreement and the other Finance Documents.

(b)
The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitments and participations in Utilisations under the Facilities Agreement specified in the Schedule.

(c)	The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.

3.	The proposed Transfer Date is [●].

4.	On the Transfer Date the New Lender becomes Party to the relevant Finance Documents as a Lender.

5.	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 33.2 (Addresses) are set out in the Schedule.

6.	[The New Lender is a FATCA Exempt Party.]

7.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 26.4 (Limitation of responsibility of Existing Lenders).

8.
This Agreement acts as notice to the Agent (on behalf of each Finance Party) and, upon delivery in accordance with Clause 26.7 (Copy of Transfer Certificate or Assignment Agreement), to the Obligors of the assignment referred to in this Agreement.

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9.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

10.	This Agreement and any non‑contractual obligations arising out of or in connection with it are governed by English law.

11.	This Agreement has been entered into on the date stated at the beginning of this Agreement.

PRAGUE 2451640	106

The Schedule
Commitment/rights and obligations to be transferred by assignment, release and accession
[insert relevant details]
[Facility office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]
By:	By:
This Agreement is accepted as an Assignment Agreement for the purposes of the Facilities Agreement by the Agent and the Transfer Date is confirmed as [●].
Signature of this Agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to in this Agreement, which notice the Agent receives on behalf of each Finance Party.
[Agent]
By:

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SCHEDULE 6
FORM OF COMPLIANCE CERTIFICATE
To:    [●] as Agent
From:    Guarantor
Dated:
Dear Sirs
Starbev – Facilities Agreement
dated 10 September 2012 (as amended from time to time, the “Facilities Agreement”)

1.
We refer to the Facilities Agreement. This is a Compliance Certificate. Terms defined in the Facilities Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that:
[Insert details of covenants to be certified].

3.	[We confirm that no Default is continuing.]*

4.	[We confirm that no Event of Default is continuing with respect to the Guarantor or any Material Subsidiary]*

Signed	…………………..
Officer of [Guarantor]
[insert applicable certification language]
……………………..
for and on behalf of
[name of Auditors of the Guarantor]**
NOTES:

*	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

**	Only applicable if the Compliance Certificate accompanies the audited financial statements and is to be signed by the Auditors.

PRAGUE 2451640	108

SCHEDULE 7
TIMETABLES
Part 1
Loans

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request))	U‑3 9.30 am
The Agent notifies the Lenders of the requested Loan in accordance with Clause 5.4 (Lenders’ participation)	U‑3 Noon
The Lenders notify the Agent of their intention to participate in the Utilisation	U-1 9.30 am
The Agent notifies the Lenders and the Borrowers of the Lenders participating in the Utilisation	U-1 Noon
EURIBOR is fixed	Quotation Day as of 11.00 a.m. in respect of EURIBOR

“U”	= date of utilisation.

“U ‑ X”	= X Business Days prior to date of utilisation.

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SCHEDULE 8
FORM OF ANCILLARY FACILITY NOTICE
From:    [Borrower]
To:    [Agent]
Dated:

Dear Sirs,
Starbev – Facilities Agreement
dated 10 September 2012 (as amended from time to time, the “Facilities Agreement”)

1.
We refer to the Facilities Agreement. This is an Ancillary Facility Notice. Terms defined in the Facilities Agreement have the same meaning in this Ancillary Facility Notice unless given a different meaning in this Ancillary Facility Notice.

2.	We hereby request an Ancillary Facility on the terms set out below:

2.1	Borrower(s): [];w

2.2	Ancillary Commencement Date: [];

2.3	Type of Ancillary Facility: [];

2.4	Ancillary Lender: [];

2.5	Ancillary Commitment: [];

2.6	Currency: []; and

2.7	[others].

3.	This Ancillary Facility Notice is irrevocable.
Yours faithfully
.....................................
authorised signatory for
[insert name of relevant Borrower]

Accepted and acknowledged by:

.....................................
authorised signatory for the Agent
.....................................
authorised signatory for the Ancillary Lender

PRAGUE 2451640	110

SCHEDULE 9
PREPAYMENT AND CANCELLATION NOTICE
From:    [Lender]
To:    [Borrower]
Copy to:    [Agent]
Dated:
Dear Sirs,
Starbev – Facilities Agreement
dated 10 September 2012 (as amended from time to time, the “Facilities Agreement”)

1.
We refer to the Facilities Agreement. This is a Prepayment and Cancellation Notice. Terms defined in the Facilities Agreement have the same meaning in this Cancellation Notice unless given a different meaning in this Cancellation Notice.

2.	We hereby cancel our Facility A Commitment in the amount of [●].

3.	Any Loan outstanding under Facility A is repayable on [●].
Yours faithfully
.....................................
authorised signatory for
[insert name of relevant Lender]

PRAGUE 2451640	111

SCHEDULE 10
CONSOLIDATED EBITDA
“Consolidated EBITDA” means, for any period, consolidated net income of the Guarantor and the Subsidiaries for such period plus (a) without duplication and to the extent deducted in determining such consolidated net income, the sum of (i) Consolidated Interest Expense for such period, (ii) consolidated income tax expense, franchise taxes and state single business unitary and similar taxes imposed in lieu of income taxes or capital taxes for such period, (iii) all amounts attributable to depreciation and amortization (or other impairment of intangible assets) for such period, (iv) any non-cash charges and non-cash losses (including any write-off of deferred financing costs and the effects of purchase accounting) for such period (provided that any cash payment made with respect to any such non-cash charge or non-cash loss shall be subtracted in computing Consolidated EBITDA during the period in which such cash payment is made), (v) any extraordinary, unusual or non-recurring charges or losses for such period, (vi) all costs, fees and expenses during such period related to any restructuring (including, without limitation, related severance costs, retention bonuses, relocation expenses, expenses related to the closure of facilities and similar costs and expenses), issuance of equity, recapitalization, asset disposition, acquisition or Indebtedness, (vii) all expenses and charges which have been reimbursed by a third party, to the extent such reimbursement has not been included in consolidated net income, (viii) losses realized upon the disposition of property (other than inventory), (ix) expenses, charges and losses associated with the sale or discontinuance of any business operation to the extent such expenses, charges or losses are recorded at or about the time of such sale or discontinuance, (x) to the extent not included in consolidated net income, payments received from business interruption insurance or product recalls and (xi) losses of MillerCoors recognized under equity method accounting, minus (b) without duplication and to the extent included in determining consolidated net income of the Guarantor and the Subsidiaries, the sum of (i) income of MillerCoors recognized under equity method accounting, (ii) any extraordinary, unusual or nonrecurring gains for such period and (iii) gains realized upon the disposition of property (other than inventory), all determined on a consolidated basis in accordance with GAAP, minus (c) to the extent included in determining consolidated net income of the Guarantor and the Subsidiaries, cash distributions received by the Guarantor and the Subsidiaries from MillerCoors, plus (d) without duplication and to the extent not otherwise included in determining consolidated net income of the Guarantor and its Subsidiaries, an amount (which amount may be less than zero) equal to (i) the MillerCoors Average Ownership Percentage for such period multiplied by (ii) the Consolidated MillerCoors EBITDA for such period. In the event that there shall have occurred any acquisition or disposition of a business or a business unit during any period for which Consolidated EBITDA is to be determined, such determination shall be made on a pro forma basis (in accordance with Regulation S-X under the Securities Act of 1933) as if such acquisition or disposition and any related incurrence or repayment of Indebtedness had occurred on the first day of such period.

“Consolidated Interest Expense” means, for any period, the total interest expense of the Guarantor and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including (a) the amortization of debt discounts to the extent included in interest expense in accordance with GAAP, (b) the amortization of all fees (including fees with respect to interest rate protection agreements or other interest rate hedging arrangements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense in accordance with GAAP, (c) commissions, discounts and other fees and charges owed in respect

PRAGUE 2451640	112

of letters of credit to the extent included in interest expense in accordance with GAAP and (d) the portion of any rents payable under capital leases allocable to interest expense in accordance with GAAP.

“MillerCoors” means MillerCoors LLC, a Delaware limited liability company

“MillerCoors Average Ownership Percentage” means, for any period, (i) the sum for each day during such period of the MillerCoors Ownership Percentage for such day (determined at the close of business on such day) divided by (ii) the aggregate number of days during such period.

“MillerCoors Ownership Percentage” means, at any time, the percentage (expressed as a decimal) of the Equity Interests representing the aggregate economic interests of MillerCoors that are owned directly or indirectly by the Guarantor.

PRAGUE 2451640	113

SIGNATURES
THE BORROWERS
STARBEV NETHERLANDS B.V.

By:    E. Lee Reichert, Director            By: J.P.V.G Visser, Director

Address:	Naritaweg 165 1043 BW Amsterdam, The Netherlands Attn: Director
Fax:    +31 (0) 20 572 2650
MOLSON COORS NETHERLANDS B.V.

By:    E. Lee Reichert, Director B            By: J.P.V.G. Visser, Director A

Address:	Naritaweg 165 1043 BW Amsterdam, The Netherlands Attn: Director B
Fax:    + 1 303 927 2329

PRAGUE 2451640	114

THE GUARANTOR
MOLSON COORS BREWING COMPANY

By:    E. Lee Reichert

Address:	Molson Coors Brewing Company 1225 17thStreet, Suite 3200 Denver CO, 80203 U.S.A.
Fax:    +1 303 927 2622

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THE ARRANGERS
UNICREDIT BANK CZECH REPUBLIC AND SLOVAKIA, A.S.

By:	Michal Bárta By: Jan Nosek upon a power of attorney upon a power of attorney

Address:	BB Centrum – Budova Filadelfie Želetavská 1525/1 140 92 Prague 4 Czech Republic
Fax:        +420 221 159 115
Attention:    Mr. Michal Bárta, Senior Manager, Corporate Finance Division
CITIBANK EUROPE PLC, operating in the Czech Republic through Citibank Europe plc, organizační složka

By:	By:

Address:	Bucharova 2641/14
158 00 Prague 5
Czech Republic
Fax:        +420 233 061 617 (Credit Matters) / +420 233 061 617 (Operational Matters)
Attention:    Mr. Petr Vodenka (Credit Matters)
Jana Kočová/ Daniela Balvínová (Operational Matters)

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THE AGENT
UNICREDIT BANK AG, LONDON BRANCH

By:	Antonella Ambrosini-Jones By: Gillian Akhurst

Address:	Moor House 120 London Wall London EC2Y 5ET England
Fax:        +44 207 826-1520

Attention:	Mr. Thomas Hancock, Associate - Loan Agency/Gillian Akhurst, Director, Loans Agency

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THE ORIGINAL LENDERS
UNICREDIT BANK CZECH REPUBLIC AND SLOVAKIA, A.S.

By:	Michal Bárta By: Jan Nosek upon a power of attorney upon a power of attorney

Address:	BB Centrum – Budova Filadelfie Želetavská 1525/1 140 92 Prague 4 Czech Republic
Fax:        +420 221 159 115
Attention:    Mr. Michal Bárta, Senior Manager, Corporate Finance Division
CITIBANK EUROPE PLC, operating in the Czech Republic through Citibank Europe plc, organizační složka

By:	By:

Address:	Bucharova 2641/14
158 00 Prague 5
Czech Republic
Fax:        +420 233 061 617 (Credit Matters) / +420 233 061 617 (Operational Matters)
Attention:    Mr. Petr Vodenka (Credit Matters)
Jana Kočová/ Daniela Balvínová (Operational Matters)

PRAGUE 2451640	118